UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Verisk Analytics, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

Verisk Notice of 2022 Annual Meeting of Shareholders and Proxy Statement

Notice of 2022 Annual Meeting of Shareholders

When:	May 25, 2022, 8:00 am, ET

Where:	Virtual-only meeting at: www.virtualshareholdermeeting.com/VRSK2022

April [    ], 2022

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Shareholders of Verisk Analytics, Inc. will be held on Wednesday, May 25, 2022, at 8:00 am ET, in a virtual format as a live audio webcast that can be accessed at www.virtualshareholdermeeting.com/VRSK2022, to:

•	elect five (5) members of the Board of Directors;

•

approve the amendment to the Company’s Certificate of Incorporation to eliminate the Company’s current classified board structure and provide for the annual election of directors (the “Declassification Amendment”);

•	approve the compensation of the Company’s named executive officers on an advisory, non-binding basis (“say-on-pay”);

•	ratify the appointment of Deloitte & Touche LLP as independent auditor for the year ending December 31, 2022; and

•	transact such other business as may properly be brought before the meeting by or at the direction of our Board of Directors.

Our Board of Directors recommends that you vote “FOR” the election of directors, the Declassification Amendment, the approval of the compensation of the Company’s named executive officers on an advisory, non-binding basis, and the ratification of the appointment of the auditor.

We are pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rule allowing companies to furnish proxy materials via the Internet. We believe this notice and access process expedites shareholders’ receipt of proxy materials and lowers the costs of our annual meeting of shareholders. Accordingly, we have sent to certain of our beneficial owners the Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached Proxy Statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. We are mailing paper copies of our 2022 Annual Meeting materials to our shareholders of record, and to eligible participants in the ISO 401(k) Savings and Employee Stock Ownership Plan (the “ESOP”).

The Notice of Internet Availability of Proxy Materials is being sent to certain of our shareholders beginning on or about April [    ], 2022. The Proxy Statement is being made available to our shareholders and eligible ESOP participants beginning on or about April [    ], 2022.

Very truly yours,

Kathy Card Beckles

Executive Vice President, General

Counsel and Corporate Secretary

                *****

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 25, 2022. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at www.proxyvote.com. Upon written request to our Corporate Secretary, we will provide a copy of our Annual Report on Form 10-K without charge. Please mail any written request to the attention of Corporate Secretary, Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, NJ 07310-1686.

Proxy Statement

We are making this Proxy Statement available in connection with the solicitation of proxies by our Board of Directors for the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) and any adjournments or postponements thereof. We are mailing the Notice of Internet Availability of Proxy Materials on or about April [    ], 2022. This Proxy Statement is being made available to our shareholders on or about April [    ], 2022. In this Proxy Statement, we refer to Verisk Analytics, Inc. as the “Company,” “Verisk,” “we,” “our” or “us” and the Board of Directors as the “Board.”

Annual Meeting Information

Date and Location

We will hold the 2022 Annual Meeting on Wednesday, May 25, 2022 at 8:00 AM, ET, in a virtual format as a live audio webcast rather than as an in-person event. The virtual meeting can be accessed at www.virtualshareholdermeeting.com/VRSK2022. You will not be able to attend the 2022 Annual Meeting in person.

Admission, Voting and Submitting Questions

Only record or beneficial owners of shares of Verisk’s common stock (“Common Stock”) as of the Record Date, as defined below, or their proxies, and eligible participants of the ESOP may attend the virtual 2022 Annual Meeting. You will be able to attend the 2022 Annual Meeting online, vote your shares online and submit questions online during the meeting by logging into the meeting website at www.virtualshareholdermeeting.com/VRSK2022, and entering the 16-digit control number found on your Notice, proxy card, or voting instruction form sent to you.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting 15 minutes in advance of the designated start time to allow time for you to log-in and test your device’s audio system.

We encourage you to vote in advance of the meeting, but you may also vote your shares electronically during the 2022 Annual Meeting (other than shares held through the ESOP). Voting at the meeting will revoke any prior votes cast.

You may submit questions during the meeting by entering a question in the “Ask a Question” field and we will respond to questions as time permits. Similar questions may be combined and answered together.

Questions regarding personal matters or matters not relevant to the meeting will not be answered. The guidelines for submitting questions, the Company shareholder list and the Proxy Materials will be available on the virtual meeting site during the meeting.

Record Date

The Record Date for the 2022 Annual Meeting is March 28, 2022. Record and beneficial owners may vote all shares of Common Stock they owned as of the close of business on that date. Each share of Common Stock entitles you to one vote on the election of each of the Directors nominated for election and one vote on each other matter voted on at the 2022 Annual Meeting. On the Record Date, 158,758,075 shares of Common Stock were outstanding. We need a quorum consisting of a majority of the shares of Common Stock outstanding on the Record Date present, in person or by proxy, to hold the 2022 Annual Meeting.

Notice of Electronic Availability of Proxy Materials

Pursuant to the rules adopted by the SEC, we are making this Proxy Statement and our Annual Report on Form 10-K available to many of our shareholders electronically via the Internet. On or about April [ ], 2022, we are mailing to our beneficial owners (other than ESOP participants) the Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K via the Internet and how to vote online. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Your participation in this process enables us to save money on the cost of printing and mailing the documents to you.

Printed copies of the proxy materials are being sent to record holders of our stock and to eligible ESOP participants. All shareholders and eligible ESOP participants will be able to access the proxy materials at www.proxyvote.com.

Voting Information

Record and Beneficial Owners

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered, with respect to those shares, to be a shareholder of record, and our 2022 Annual Meeting materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy or to attend the virtual

Verisk 2022 Proxy Statement  |  1

Voting Information

meeting and vote at the meeting. If your shares are held in a brokerage account or by a bank or other nominee, you are considered a beneficial owner of those shares held in “street name” and your broker or nominee is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares.

Votes Required

Proposals for Your Vote	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes

Proposal 1: Electing Five Members of the Board of Directors	Majority of votes cast	No effect	No effect

Proposal 2: Approving the amendment to the Company’s Certificate of Incorporation to eliminate the Company’s current classified board structure and provide for the annual election of directors (the “Declassification Amendment”)

	Affirmative vote of a majority of the voting power of outstanding shares	Vote against	Vote against

Proposal 3: Approving the Compensation of the Company’s Named Executive Officers on an Advisory, Non-binding Basis (“Say-on-Pay”)	Affirmative vote of a majority of shares present or repre sented by proxy and entitled to vote	Vote against	No effect

Proposal 4: Ratifying the Appointment of Deloitte & Touche LLP as Independent Auditor for 2022	Affirmative vote of a majority of shares present or repre sented by proxy and entitled to vote	Vote against	None - Brokers have discretion to vote

Votes Required to Elect Directors

In uncontested elections, each director will be elected by a majority of the votes cast, meaning that the number of shares voted “for” a director must exceed the number of shares voted “against” that director for the director to be elected. The Company has adopted a director resignation policy providing that an incumbent director who did not receive a majority of votes cast must promptly tender his or her resignation to the Board. The Governance, Corporate Sustainability and Nominating Committee (formerly the Nominating and Corporate Governance Committee) will consider the resignation and make a recommendation to the Board whether to accept or reject the resignation. If the Board decides not to accept the resignation, the director will continue to serve on the Board until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. If the Board accepts the resignation, the Governance, Corporate Sustainability and Nominating Committee may recommend to the Board, and the Board will thereafter decide, whether to fill the resulting vacancy or to reduce the size of the Board. The Board, excluding the director in question, will act on the Governance, Corporate Sustainability and Nominating Committee’s recommendation and publicly disclose its decision and the rationale supporting it within 90 days following the date of the certification of the election results.

Votes Required to Approve the Declassification Amendment

The approval of the Declassification Amendment requires the affirmative vote of a majority of the voting power of the outstanding shares of the Company’s Common Stock.

Votes Required to Approve the Compensation of the Company’s Named Executive Officers on an Advisory, Non-Binding Basis

The approval of the compensation of the Company’s named executive officers on an advisory, non-binding basis requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the 2022 Annual Meeting and entitled to vote thereon.

Votes Required to Ratify the Auditor

The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the 2022 Annual Meeting and entitled to vote thereon.

“Abstaining” and “Broker Non-Votes”

You may also “abstain” from voting for the director nominees and the other proposals. Shares voting “abstain” and broker non-votes with respect to any nominee for director will have no effect on the election of directors. Shares voting “abstain” on the other proposals will have the effect of a vote against the proposal. Broker non-votes will have the effect of a vote against the Declassification Amendment, but broker non-votes will not be counted in determining the results of the vote on any of the other matters where brokers cannot vote. Both abstentions and broker non-votes will be counted as present at the 2022 Annual Meeting for purposes of determining a quorum.

2  |  Verisk 2022 Proxy Statement

Item 1 — Election of Directors

Our Board of Directors is divided into three classes each serving staggered terms. The number of directors is fixed by our Board of Directors, subject to the terms of our Certificate of Incorporation. Our Board of Directors currently consists of eleven directors with one vacancy. If all the nominees are elected at this 2022 Annual Meeting, the Board will have 13 directors. If Proposal 2 (the Declassification Amendment) is approved by shareholders at this 2022 Annual Meeting, then the directors elected at this 2022 Annual Meeting and at future Annual Meetings will be elected for a one-year term. If Proposal 2 (the Declassification Amendment) is not approved by shareholders at the 2022 Annual Meeting, then the present classification of the Board will continue and directors up for election at this 2022 Annual Meeting and future Annual Meetings will continue to be elected for three-year terms. See Item 2 – “Amendment to the Company’s Certificate of Incorporation to Provide for the Annual Election of Directors” for additional details on the proposed amendment and votes required for approval. The description of director terms in this Item 1 are qualified by reference to Item 2 and the related Appendix A that includes the Declassification Amendment.

The nominees for election at the 2022 Annual Meeting are set forth below. The Board determined and current incumbent director Laura Ipsen agreed that she would not stand for re-election due to her other time commitments. As previously announced, Scott Stephenson will retire from the Board after the 2022 Annual Meeting. Therefore, Constantine Iordanou is the only incumbent director of Verisk as of April [ ], 2022 in this class, who will stand for re-election at the 2022 Annual Meeting. The Board is nominating Mr. Iordanou for election this year in order to assist with the Company’s CEO transition, and the Board does not expect Mr. Iordanou to stand for re-election at the 2023 Annual Meeting, should the Declassification Amendment be approved.

Each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board or the Board may reduce its size.

Board Qualifications and Diversity

We believe that each of the nominees listed below possesses key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills.

We also believe that the Board members continuing after the 2022 Annual Meeting as a whole will possess the right diversity of backgrounds, experience, qualifications and skills to oversee and address the key issues facing the Company. The Board demographics below represent the Board members continuing after the 2022 Annual Meeting assuming all nominees are elected at the 2022 Annual Meeting.

Tenure

5 out of 13 are women	12 out of 13 are independent	7 new directors nominated since 2016

13 of 13
Other Company Board Experience

13 of 13
Prior or Current Executive Leadership

Verisk 2022 Proxy Statement  |  3

Item 1

In August 2021, the SEC approved a Nasdaq Stock Market proposal to adopt new listing rules relating to board diversity and disclosure. As approved by the SEC, the new Nasdaq listing rules require that by August 8, 2022, all Nasdaq listed companies disclose consistent, transparent diversity statistics regarding their boards of directors. The rules also require most Nasdaq listed companies to have, or explain why they do not have, at least two diverse directors, including one who self-identifies as female and one who self-identifies as either an under-represented minority or LGBTQ+. Given the Board’s commitment to both transparency and increasing the diversity of the Board with purpose and pace, we are presenting our Board’s diversity statistics earlier than required under the Nasdaq listing rules.

As prescribed by the Nasdaq listing rules, the matrix below reflects the current composition of our Board of 11 directors as of April [    ], 2022, which is the date of the filing of this Proxy Statement. The numbers in parentheses and indicated with an asterisk below reflect the future composition of our Board of 13 directors immediately following the 2022 Annual Meeting assuming all director nominees standing for election at the 2022 Annual Meeting are elected.

Board Diversity Matrix as of April [ ], 2022

Total Number of Directors	11(13*)

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	4(5*)	7(8*)	0	0

Part II: Demographic Background

African American or Black	0	1(1*)	0	0

White	4(5*)	6(7*)	0	0

4  |  Verisk 2022 Proxy Statement

Item 1

Nominees for Election at the 2022 Annual Meeting

Nominees for terms continuing until 2023 if the Declassification Amendment is approved

Constantine P. Iordanou Independent Director Age 72 Committees: Governance, Corporate Sustainability and Nominating; Compensation

Constantine P. Iordanou has served as one of our directors since 2001. Mr. Iordanou has served as Chairman and Senior Advisor of Arch Capital Group Limited, or ACGL, from March 2018 until his retirement in September 2019 and served as President and Chief Executive Officer from August 2003 until March 2018. Mr. Iordanou served as a director of ACGL from January 2002 until his retirement in September 2019. From January 2002 through July 2003, he was Chief Executive Officer of Arch Capital (U.S.) Inc., a wholly owned subsidiary of ACGL. Prior to joining ACGL in 2002, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as Senior Executive Vice President of Group Operations and Business Development of Zurich Financial Services, President of Zurich-American Specialties Division, Chief Operating Officer and Chief Executive Officer of Zurich American and Chief Executive Officer of Zurich North America. Prior to joining Zurich in March of 1992, he served as President of the Commercial Casualty division of Berkshire Hathaway Inc. and served as Senior Vice President with the American Home Insurance Company, a member of the American International Group. In assessing Mr. Iordanou’s skills and qualifications to serve on our Board, our directors considered his experience as director and Chief Executive Officer of another public company, ACGL, as well as his extensive experience as a senior executive of various global insurance businesses.

Jeffrey Dailey Independent Director Age 65

Jeffrey Dailey has been nominated by our Board to stand for election as a director at the 2022 Annual Meeting. Mr. Dailey’s career in the insurance industry spans more than three decades. Mr. Dailey currently serves as CEO of Farmers Group, Inc., a subsidiary of Zurich Insurance Group. Mr. Dailey has been at Farmers for more than 15 years, during which time he spearheaded the company’s transformation to a customer-centric and innovation-focused organization and led the acquisition and integration of MetLife’s property and casualty business. Mr. Dailey is a board member of The Institutes, a leading provider of education and research on risk management and insurance, and an advisory board member at Team Rubicon, a disaster relief organization that brings together military veterans, first responders, medical professionals and technology experts. In assessing Mr. Dailey’s skills and qualifications to serve on our Board, our directors considered his extensive experience as an executive in the insurance industry.

Wendy Lane Independent Director Age 70

Wendy Lane has been nominated by our Board to stand for election as a director at the 2022 Annual Meeting. Ms. Lane brings over 30 years of board experience overseeing strategic, operational, and financial changes at companies, along with over 15 years of investment banking experience at Donaldson, Lufkin & Jenrette and Goldman Sachs, where she engaged in a full range of value creation and transactional matters across industries. Ms. Lane has extensive experience in the insurance and information services industries. Ms. Lane has served on the board of directors and Audit Committee and as Chairman of the Compensation Committee of Willis Towers Watson Plc, a risk management insurance brokerage and advisory company, and its predecessor since 2004. From 2020 to 2021, Ms. Lane served on the board of directors of CoreLogic, Inc., and previously served on the board of directors of MSCI, Inc., a provider of financial indexes, index products, and portfolio management tools, from 2015 to 2019. In assessing Ms. Lane’s skills and qualifications to serve on our Board, our directors considered her extensive experience in the insurance and information services industries as well as her current and past service as a director on other public company boards.

Kimberly S. Stevenson Independent Director Age 59

Kimberly S. Stevenson has been nominated by our Board to stand for election as a director at the 2022 Annual Meeting. Ms. Stevenson has had a long career in the technology industry, most recently serving as senior vice president and general manager of the Foundational Data Services Business Unit at NetApp, a global provider of cloud data services from January 2020 to August 2021. Previously, Ms. Stevenson served as senior vice president and general manager of the Data Center Group of Lenovo from May 2017 to October 2018 and as a corporate vice president at Intel from September 2009 to February 2017. Ms. Stevenson currently serves on two public company boards: Skyworks Solutions, Inc., an innovator of high-performance analog semiconductors; and Mitek Systems, a global leader in mobile capture and digital identity verification. Her prior public company board experience includes serving on the boards of Boston Private Financial Holdings, a provider of banking and wealth management services (prior to its merger into Silicon Valley Bank); Cloudera, an enterprise data cloud company; and Riverbed Technology, a hardware and software developer (prior to it being taken private). In assessing Ms. Stevenson’s skills and qualifications to serve on our Board, our directors considered her deep expertise in technology, finance and digital innovation as well as her current and past service as a director on other technology-focused public company boards.

Verisk 2022 Proxy Statement  |  5

Item 1

Lee M. Shavel Current CFO and Group President; Incoming CEO Age 54

Lee M. Shavel will be appointed our Chief Executive Officer following the 2022 Annual Meeting and has been nominated by our Board to stand for election as a director at the 2022 Annual Meeting. Mr. Shavel has been our Group President since February 2021, and our Chief Financial Officer since November 2017. In addition to his CFO role, Mr. Shavel had oversight responsibility for the operations of our energy, specialized markets and financial services segments. Prior to joining Verisk, Mr. Shavel served as Chief Financial Officer and Executive Vice President, Corporate Strategy of Nasdaq, Inc. from May 2011 to March 2016. Before joining Nasdaq, Mr. Shavel was Americas Head of Financial Institutions Investment Banking at Bank of America Merrill Lynch. Previously, he was Head of Finance, Securities and Technology and Global COO for the Financial Institutions Group at Merrill Lynch. Mr. Shavel joined Merrill Lynch in 1993 as an Associate, coming from Citicorp where he worked as an Associate in the Financial Institutions Group. Since June 2020, Mr. Shavel has served on the Board of Directors of FactSet Research Systems, Inc. (NYSE: FDS), a publicly traded company, and from 2016 to March 2019, Mr. Shavel served as a board director and chair of the Audit Committee of Investment Technology Group, Inc., a publicly traded broker-dealer. In assessing Mr. Shavel’s skills and qualifications to serve on our Board, our directors considered his in-depth operations, management and financial experience and knowledge gained from the various executive positions held by Mr. Shavel within Verisk since 2017, as well as his current and past service as a director on other public company boards.

Our Board unanimously recommends a vote “FOR” the election of all five (5) nominees. Proxies solicited by our

Board will be voted “FOR” these nominees unless otherwise instructed.

6  |  Verisk 2022 Proxy Statement

Item 1

Continuing Directors

Directors with terms continuing until 2023

Christopher M. Foskett Independent Lead Director Age 64 Committees: Executive; Finance and Investment

Christopher M. Foskett has served as one of our directors since 1999 and as our Independent Lead Director since May 2019. Mr. Foskett currently serves as Chief Sales Officer at Fiserv, Inc. Previously, Mr. Foskett served as Executive Vice President, Head of Corporate and Business Development and Co-Head of Global Financial Solutions at First Data Corporation. Before joining First Data, he was the Managing Director, Head of North American Treasury Services and Global Head of Sales for Treasury Services at JPMorgan Chase & Co. Mr. Foskett also spent 18 years at Citigroup in a number of key executive roles, including Global Head of Mergers and Acquisitions, Head of Global Sales for Transaction Services and Global Head of the Financial Institutions Group in the Corporate Bank. Mr. Foskett currently chairs the Board of Directors for Allied Irish Bank Merchant Services and also serves on the Board of Directors for Finxact and Apiture. In assessing Mr. Foskett’s skills and qualifications to serve on our Board, our directors considered his more than 30 years in the banking and financial services industries, and experience gained as a senior executive with global financial institutions.

David B. Wright Independent Director Age 73 Committees: Audit; Compensation

David B. Wright has served as one of our directors since 1999. Since August 2014, Mr. Wright has served as Managing Partner of Innovative Capital Ventures, Inc. and since November 2020 has served as Executive Chairman of Twist Capital. From July 2012 to May 2014, Mr. Wright served as the Chief Executive Officer of ClearEdge Power, a privately held company. From February 2010 to July 2011, Mr. Wright served as the Executive Vice Chairman and Chief Executive Officer of GridIron Systems. Mr. Wright served as Chief Executive Officer and Chairman of Verari Systems, Inc., from June 2006 to December 2009. He was Executive Vice President, Office of the CEO, Strategic Alliances and Global Accounts of EMC Corporation from July 2004 until August 2006. From October 2000 to July 2004, Mr. Wright served as President, Chief Executive Officer and Chairman of the Board of Legato Systems. Prior to joining Legato Systems, Mr. Wright had a 13-year career with Amdahl Corporation, where he served as President and Chief Executive Officer from 1997 to 2000. Mr. Wright also previously served on the Board of Directors of ClearEdge Power, GridIron Systems, ActivIdentity Corp., Aspect Communications Corp., Boole and Babbage Inc. and GeekNet, Inc. In assessing Mr. Wright’s skills and qualifications to serve on our Board, our directors considered the operations and management experience he gained in leadership positions in diverse businesses.

Annell R. Bay Independent Director Age 66 Committees: Compensation (Chair); Executive; Governance, Corporate Sustainability and Nominating

Annell R. Bay has served as one of our directors since August 2016. Ms. Bay has more than 35 years of experience in the oil and gas industries. Ms. Bay most recently served as vice president of global exploration for Marathon Oil Corporation, from June 2008 until her retirement in April 2014. Ms. Bay was previously Vice President of Americas exploration for Shell Exploration and Production Company and Vice President of worldwide exploration at Kerr McGee Oil and Gas Corporation. Earlier in her career, Ms. Bay held positions in operations and applied research at Chevron, Sohio, and Oryx Energy. Ms. Bay serves on the advisory boards for the Jackson School of Geology at the University of Texas at Austin, the Houston Education Center for the Independent Petroleum Association of America and is a Trustee of Trinity University in San Antonio, Texas. Ms. Bay has served on the Board of Directors of the Apache Corporation, a publicly traded energy company, since 2014, and Hunting PLC, a UK-listed energy services company, since 2015. In assessing Ms. Bay’s skills and qualifications to serve on our Board, our directors considered her deep knowledge of the oil and gas industries and her extensive global experience in the exploration of conventional and unconventional oil and gas reservoirs and in exploration portfolio risk management.

Vincent K. Brooks Independent Director Age 63 Committees: Governance, Corporate Sustainability and Nominating; Audit

Vincent K. Brooks has served as one of our directors since October 2020. A career Army officer who served in the U.S. Army for over 42 years, retiring from active duty in 2019 as a four-star general, General Brooks spent his final seventeen years as a general officer and in nearly all of those years in command of large, complex military organizations in challenging situations. During his tenure in the Army, he gained uncommon experience in leading through complex, ambiguous situations with significant national security interests and risks at stake. He handled crisis management, public communications, risk management and mitigation, budgetary assessment, leadership and management, international relations and interactions, cyber defense and protection, congressional engagement and strategic planning. General Brooks has served on the board of two public companies, Diamondback Energy since April 2020 and Jacobs since August 2020, as well as the board of the Gary Sinise Foundation since March 2019 and the board of the Korea Defense Veterans Association since February 2020. General Brooks is also a principal with WestExec Consulting, a visiting Senior Fellow at Harvard Kennedy School’s Belfer Center for Science and International Affairs, and a Distinguished Fellow at the University of Texas with both the Clements Center for National Security and the Strauss Center for International Security and Law. In assessing General Brooks’ skills and qualifications to serve on our Board, our directors considered General Brooks’ strong leadership skills, together with his deep knowledge of policy, strategy and geopolitical matters.

Verisk 2022 Proxy Statement  |  7

Item 1

Directors with terms continuing until 2024

Samuel G. Liss Independent Director Age 65 Committees: Finance and Investment (Chair); Audit; Executive

Samuel G. Liss has served as one of our directors since 2005. Mr. Liss is the principal of WhiteGate Partners LLC, a financial services advisory firm, and an Adjunct Professor at both Columbia University Law School and New York University Stern Graduate School of Business. Previously, Mr. Liss served as Executive Vice President and Group Business Head at The Travelers Companies, overseeing corporate business development and one of three operating divisions —Financial, Professional Lines and International Insurance. Earlier in his career, Mr. Liss was a Managing Director in the Investment Banking and the Equities divisions at Credit Suisse, working with financial and business services companies. Mr. Liss began his career in the equities division at Salomon Brothers. Mr. Liss has served on the Board of Directors of Argo Group International Holdings, Ltd., a publicly-traded company, since February 2019. Mr. Liss formerly served on the Boards of DST Systems, Inc., Ironshore, Inc. and Nuveen Investments Inc. In assessing Mr. Liss’ skills and qualifications to serve on our Board, our directors considered his management and operational experience gained as a senior executive of a global insurance business, his expertise in investment banking and the capital markets, and his Board governance experience.

Bruce Hansen Independent Director Age 62 Committees: Audit (Chair); Compensation; Executive

Bruce Hansen has served as one of our directors since May 2015. From 2002 to 2012, Mr. Hansen served as Chairman and CEO of ID Analytics, a company he co-founded in 2002. Prior to that, Mr. Hansen served as President of HNC Software, Inc., a publicly traded company. Mr. Hansen has also held executive roles at CASA Inc., CitiGroup, ADP and JPMorgan Chase. Mr. Hansen currently serves on the Board of Directors of MITEK Systems Inc., a publicly traded company, as well as RevSpring, Inc. and GDS Link, LLC, each a privately held company. Mr. Hansen is also an active member of the National Association of Corporate Directors. In assessing Mr. Hansen’s skills and qualifications to serve on our Board, our directors considered his management and operations experience gained as a senior executive of multiple data analytics businesses, as well as his experience gained by his current and past service on other public company boards.

Therese M. Vaughan Independent Director Age 65 Committees: Governance, Corporate Sustainability and Nominating (Chair); Compensation; Executive

Therese M. Vaughan has served as one of our directors since February 2013. Dr. Vaughan is currently the Professional Director of the Emmett J. Vaughan Institute of Risk Management and Insurance at the University of Iowa. Dr. Vaughan previously served as Executive-in-Residence, Distinguished Professor, Interim Dean and Dean of the College of Business and Public Administration at Drake University. Dr. Vaughan is a leading expert in insurance regulation having served as Chief Executive Officer of the National Association of Insurance Commissioners from February 2009 to November 2012 and as Commissioner of the Iowa Insurance Division, directing all insurance business transacted in the State of Iowa, from August 1994 to December 2004. Dr. Vaughan is an Associate of the Society of Actuaries (ASA), a Chartered Property Casualty Underwriter (CPCU), and an Associate of the Casualty Actuarial Society (ACAS). Dr. Vaughan has served on the Boards of Directors of Wellmark Blue Cross and Blue Shield since May 2013, West Bancorporation since April 2019 and American International Group since May 2019. Dr. Vaughan has previously served on the Board of Directors of Validus Holdings, Ltd., Principal Financial Group, Inc. and Endurance Specialty Holding Ltd. In assessing Dr. Vaughan’s skills and qualifications to serve on our Board, our directors considered her deep knowledge of the insurance industry and regulatory environment gained from her experience with the National Association of Insurance Commissioners and as Commissioner of the Iowa Insurance Division.

Kathleen A. Hogenson Independent Director Age 61 Committees: Finance and Investment; Governance, Corporate Sustainability, and Nominating

Kathleen A. Hogenson has served as one of our directors since August 2016. Ms. Hogenson is an accomplished executive and entrepreneur with more than 30 years of energy experience. Ms. Hogenson has served as the President and Chief Executive Officer of Zone Oil & Gas, LLC, a company providing advisory and valuation services in energy, since 2007. Ms. Hogenson served as President and Chief Executive Officer of Zone Energy, LLC, a company she founded in 2009 and sold in 2015. Previously, Ms. Hogenson was President of Santos USA Corporation and Vice President of exploration and production technology for Unocal Corporation. Ms. Hogenson currently serves on the Board of Directors of First Quantum Minerals Ltd., a Canadian-listed mining company. Ms. Hogenson served on the Board of Cimarex Energy Co., a NYSE-listed oil and gas company, until its merger with another company to become Coterra Energy, Inc. in October 2021. Mr. Hogenson has previously served on the Board of Directors of Petrofac Limited, Parallel Petroleum LLC and on the advisory Board of Samsung Oil & Gas USA Corporation. In assessing Ms. Hogenson’s skills and qualifications to serve on our Board, our directors considered her proven entrepreneurial track record and extensive commercial and strategic knowledge of the energy industry.

8  |  Verisk 2022 Proxy Statement

Corporate Governance

Corporate Governance Strengths

We are committed to good corporate governance, which promotes the long-term interests of our shareholders and strengthens our Board and management accountability. Highlights of our corporate governance practices include the following:

Corporate Governance Highlights

•	Proxy access for qualifying shareholders to nominate directors

•	Majority voting in uncontested director elections

•	Lead independent director with the roles of Chairman and CEO separating following the 2022 Annual Meeting

•	100% independent members on the Audit, Compensation, Finance and Investment, and Governance, Corporate Sustainability and Nominating Committees

•	Seven new directors nominated over the last seven years

•	Annual Say-on-Pay vote

•	No Poison Pill

•	Robust stock ownership guidelines for directors and executive officers

•	Robust “clawback” policy

•	Policy of no hedging or pledging of Company securities

•	Annual Board and Committee Evaluations

•	Executive and Independent Director sessions after every Board and Committee Meeting

•	Periodic reviews of Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics

Actions Taken in 2021 to Strengthen Corporate Governance

Our Board, in coordination with our Governance, Corporate Sustainability and Nominating Committee, deliberates on and discusses the appropriate governance structure of our Company. During 2021, the Governance, Corporate Sustainability and Nominating Committee reviewed and made recommendations to the Board, and the Board approved changes and updates to the following governance documents and practices of the Company:

•	The formerly named Nominating and Corporate Governance Committee amended its committee charter to (i) add oversight of the Company’s environmental, social and corporate governance

(“ESG”) public disclosures and shareholder engagement, (ii) evaluate the Company’s key ESG risks and opportunities and (iii) assist the Board in overseeing the Company’s corporate sustainability program, and also changed its name to the Governance, Corporate Sustainability and Nominating Committee to reflect the importance of such ESG focus.

•	Amended the Audit Committee Charter to add audit oversight over the Company’s sustainability reports and carbon emission disclosures.

•	Updated the Corporate Governance Guidelines to encourage increased director participation in additional educational opportunities related to best practices in corporate governance, developments in technology and the industries in which the Company operates, and other subject matters relevant to their role as a director and their respective committee assignments.

Declassification Amendment Proposal

After a review of evolving corporate governance practices, and consistent with its strong commitment to the careful consideration of investor views, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to amend the Company’s Certificate of Incorporation to provide for the annual election of directors. Based on the recommendation of the Governance, Corporate Sustainability and Nominating Committee, the Board has approved, and recommends that the Company’s shareholders approve and adopt, the Declassification Amendment. If approved and adopted by the Company’s shareholders, the Declassification Amendment would phase out the Company’s current classified board structure and provide for the annual election of all directors beginning with the class up for election at the 2022 Annual Meeting. See Item 2 – “Amendment to the Company’s Certificate of incorporation to Provide for the Annual Election of Directors” for additional details on the proposed amendment and votes required for approval.

Proxy Access

During 2018, our Governance, Corporate Sustainability and Nominating Committee proactively evaluated the desirability of adopting an amendment to our Amended and Restated By-Laws to provide for the ability of certain of our shareholders to nominate director nominees and have such shareholder-nominated director candidates be included in our proxy materials. Upon recommendation of the Governance, Corporate Sustainability and Nominating Committee, at its meeting in February 2019 the Board adopted a proxy access bylaw provision to be included in the Company’s Amended and Restated By-laws. As a result, the Company’s Amended and Restated By-Laws permit one or a group of up to 20 shareholders who, in the aggregate, own continuously for at least three years, shares of our company representing an aggregate

Verisk 2022 Proxy Statement  |  9

Corporate Governance

of at least 3% of the voting power entitled to vote in the election of directors, to nominate up to the greater of two or 20% of our Board and have such nominations included in our proxy materials, provided that the shareholder(s) and nominee(s) meet the requirements in our By-Laws. Shareholders who wish to nominate directors for inclusion in next year’s Proxy Statement or directly at the 2023 Annual Meeting should follow the instructions set forth in the section titled “Shareholder Proposals” in this Proxy Statement.

Committee Leadership Refreshment

Our Board believes it is important that Board Committee leadership roles be filled by directors with appropriate skills and experience, and that succession planning is necessary in order to ensure continuity of Board leadership. The Independent Lead Director and Committee Chairs are appointed for one-year terms. On an annual basis, the Governance, Corporate Sustainability and Nominating Committee reviews the selection of the Independent Lead Director and the Chairs of each Committee to evaluate the utility of any changes for the coming year. During 2021, based on the recommendations of the Governance, Corporate Sustainability and Nominating Committee, the Board reappointed Scott G. Stephenson as Chair of the Executive Committee, Bruce Hansen as Chair of the Audit Committee, Annell R. Bay as Chair of the Compensation Committee, Samuel G. Liss as Chair of the Finance and Investment Committee, and Therese M. Vaughan as Chair of the Governance, Corporate Sustainability and Nominating Committee, each for an additional one-year term. The Board also reappointed Christopher M. Foskett as Lead Independent Director, whose term will expire upon the 2022 Annual Meeting upon the appointment of the Independent Chair of the Board as described below.

Leadership Structure and Separate Chair of the Board and CEO; Independent Chair

On February 18, 2022 we announced that Scott G. Stephenson, our current Chairman, President and CEO will retire from all roles effective following the 2022 Annual Meeting and will not stand for re-election as a director. The roles of Chair of the Board and CEO will be separated following the 2022 Annual Meeting. At that time, Lee M. Shavel will become the CEO and the Board will appoint an Independent Chair to serve a one-year term.

By separating the Chair of the Board and CEO roles, we believe such structure promotes a more robust corporate governance program and aligns our Company with an increasing number of leading public companies.

Director Independence

Currently, our Board of Directors has eleven directors with one vacancy. Under our bylaws, our Board may consist of between seven and fifteen directors, as the Board may determine. Ten of our current eleven directors are “independent” as determined by the Board, consistent with the Nasdaq listing rules: Annell R. Bay, Vincent K. Brooks, Christopher M. Foskett, Bruce Hansen, Kathleen A. Hogenson, Constantine P. Iordanou, Laura K. Ipsen, Samuel G. Liss, Therese M. Vaughan, and David B. Wright. Scott G. Stephenson, our current Chair of the Board and Chief Executive Officer, is not considered independent. The Board has determined that each of Jeffrey Dailey, Wendy Lane and Kimberly Stevenson, director nominees for election at the 2022 Annual Meeting, will be considered an independent director if elected. Lee M. Shavel, incoming CEO following the 2022 Annual Meeting and director nominee for election at the 2022 Annual Meeting, will not be considered an independent director if elected.

10  |  Verisk 2022 Proxy Statement

Corporate Governance

Board Meetings and Director Attendance

Our bylaws provide that the Board of Directors may designate one or more committees. We currently have five committees: Executive Committee, Audit Committee, Compensation Committee, Finance and Investment Committee, and Governance, Corporate Sustainability and Nominating Committee. Our Board met 14 times in 2021. In 2021, all directors attended at least 75% of the meetings of the Board and of the committees on which the directors served that were held while such directors were members.

Member	Executive Committee	Audit Committee	Compensation Committee	Finance and Investment Committee	Governance, Corporate Sustainability and Nominating Committee
Annell R. Bay	✓		CHAIR		✓
Vincent K. Brooks		✓			✓
Christopher M. Foskett	✓			✓
Bruce Hansen	✓	CHAIR	✓
Kathleen A. Hogenson				✓	✓
Constantine P. Iordanou			✓		✓
Laura K. Ipsen		✓		✓
Samuel G. Liss	✓	✓		CHAIR
Scott G. Stephenson	CHAIR
Therese M. Vaughan	✓		✓		CHAIR
David B. Wright		✓	✓

Meetings in 2021	0	8	7	4	6

The Executive Committee currently consists of Scott G. Stephenson (Chair), Christopher M. Foskett (Lead      Director), Annell R. Bay, Bruce Hansen, Samuel G. Liss, and Therese M. Vaughan. The Executive Committee exercises all the power and authority of the Board of Directors (except those powers and authorities that are reserved to the full Board of Directors under Delaware law) between regularly scheduled Board of Directors meetings. The Executive Committee also makes recommendations to the full Board of Directors on various matters. The Executive Committee meets as necessary upon the call of the Chairman of the Board. The Executive Committee did not meet in 2021 as all relevant matters were handled at meetings of the full Board of Directors.

The Audit Committee currently consists of Bruce Hansen (Chair), Vincent Brooks (appointed in February 2022) Laura K. Ipsen, Samuel G. Liss, and David B. Wright, all of whom the Board has determined are “independent” as defined under Nasdaq listing rules. Each member of our Audit Committee is financially literate, as such term is interpreted by our Board. In addition, each member of the Audit Committee meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, as determined by our Board. The Audit Committee reviews the internal accounting and financial controls for the Company and the accounting principles and auditing practices and procedures to be employed in preparation and review of the financial statements of the Company. The Audit Committee also provides assistance to our Board of Directors in fulfilling its responsibilities with respect to our compliance with legal and regulatory requirements. In addition, the Audit Committee makes recommendations to the Board of Directors concerning the engagement of the independent accounting firm and the scope of the audit to be undertaken by such auditors. The Audit Committee met eight times in 2021.

The Compensation Committee currently consists of Annell R. Bay (Chair), Bruce Hansen, Constantine P. Iordanou, Therese M. Vaughan, and David B. Wright, all of whom the Board has determined are “independent” as defined under Nasdaq listing rules and qualify as “non-employee directors” within the meaning of Section 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee reviews and, as it deems appropriate, recommends to the Board of Directors, policies, practices and procedures relating to the compensation of the CEO and of each of the Company’s other executive officers and non-employee directors and the establishment and administration of employee benefit plans. The Compensation Committee’s responsibilities with respect to director and officer compensation are described in more detail in the “Compensation Governance” section herein. The Compensation Committee also exercises all authority under the Company’s employee equity incentive plans and advises and consults with the officers of the Company as may be requested regarding managerial personnel policies. The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems it appropriate and in the best interests of the Company. The Compensation Committee met seven times in 2021.

Verisk 2022 Proxy Statement  |  11

Corporate Governance

The Finance and Investment Committee currently consists of Samuel G. Liss (Chair), Christopher M. Foskett, Kathleen A. Hogenson, and Laura K. Ipsen.

The Finance and Investment Committee meets as necessary to establish, monitor and evaluate the Company’s investment policies, practices and advisors and to advise management and the Board of Directors on the Company’s operation and financial strategies, including capital structure, capital market transactions, financing transactions, strategic investments, acquisitions, divestitures and other opportunities. The Finance and Investment Committee met four times in 2021.

The Governance, Corporate Sustainability and Nominating Committee currently consists of Therese M. Vaughan (Chair), Annell R. Bay, Vincent K. Brooks, Kathleen A. Hogenson, and Constantine P. Iordanou, all of whom the Board has determined are “independent” as defined under Nasdaq listing rules. The Governance, Corporate Sustainability and Nominating Committee reviews and, as it deems appropriate, recommends to the Board of Directors policies and procedures relating to corporate governance policies, ESG oversight, and director and committee nominations, including consideration of shareholder nominees. The Governance, Corporate Sustainability and Nominating Committee met six times in 2021.

Written Committee Charters

Our Board has adopted a written charter for each of the Audit Committee, Compensation Committee, Executive Committee, Finance and Investment Committee and Governance, Corporate Sustainability and Nominating Committee setting forth the roles and responsibilities of each committee, each of which is available on our website at the “Governance – Governance Documents” link under the “Investors” link at www.verisk.com.

Director Attendance at Annual Meetings

Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend annual meetings of shareholders. All of our directors attended the 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”).

Independent Executive Sessions

The Company’s Corporate Governance Guidelines provide that non-employee directors may meet in executive sessions and the Independent Lead Director will preside over these executive sessions. If any non-employee directors are not independent, then the independent directors will meet in executive sessions and the Independent Lead Director will preside over these executive sessions. In 2021, after every Board and committee meeting an executive session consisting of independent directors was convened.

Communications with Directors

Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, the Independent Lead Director (and after the 2022 Annual Meeting, the Independent Chair), any individual director or any group or committee of directors (including the independent directors as a group), correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the attention of Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310. Items that are unrelated to a director’s duties and responsibilities as a Board member, such as junk mail, may be excluded by the Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters should be marked “Personal and Confidential” and sent to Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310, Attention: Chair of the Audit Committee of Verisk Analytics, Inc. (or the designated director(s)), in care of Corporate Secretary. Our Policy for Reporting Concerns Related to Accounting, Auditing and Ethical Violations (Whistleblower Policy) is available on our website at the “Governance — Governance Documents” link under the “Investors” link at www.verisk.com.

Mandatory Retirement

No current director or nominee has reached the Company’s mandatory retirement age of 75 for directors under our Corporate Governance Guidelines.

Compensation Governance

The Compensation Committee will consist of at least three members, all of whom must be independent directors meeting the independence requirements of the Nasdaq listing rules. The Compensation Committee currently consists of five members, each of whom the Board has determined qualifies as a “non-employee director” within the meaning of Section 16b-3 under the Exchange Act. The Compensation Committee has the responsibility and authority to approve performance-based compensation for the Company’s executive officers.

The Compensation Committee is responsible for determining, or recommending to the Board for determination, annually all compensation awarded to the Company’s executive officers, including the CEO and the other executive officers named in the “Summary Compensation Table” herein (“named executive officers” or “NEOs”). In addition, the Compensation Committee administers the Company’s equity incentive plans, including reviewing and approving equity grants to executive officers and non-employee directors. Information on the Compensation Committee’s processes, procedures and analysis of NEO compensation for fiscal 2021 is addressed in the “Compensation Discussion and Analysis” section herein.

12  |  Verisk 2022 Proxy Statement

Corporate Governance

The Compensation Committee actively engages in its duties and follows procedures intended to ensure excellence in compensation governance, including those described below:

•	Identifying, reviewing and approving corporate goals and objectives relevant to executive officer compensation.

•	Evaluating each executive officer’s performance in light of such goals and objectives and setting each executive officer’s compensation based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

•	Determining any long-term incentive component of each executive officer’s compensation.

•	Annually reviewing and approving the magnitude and structure of compensation (including cash and equity-based compensation) for the Company’s non-executive directors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

•	Annually reviewing the Company’s management succession planning, including policies for CEO selection and succession in the event of the incapacitation, retirement or removal of the CEO, and evaluations of, and development plans for, any successors to the CEO.

Additional information about our executive compensation plans and arrangements and their administration is described in the “Compensation Discussion and Analysis” section herein and the accompanying executive compensation tables. The Compensation Committee may delegate the administration of these plans as appropriate, including to one or more officers of the Company, to subcommittees of the Board or to the Chairperson of the Compensation Committee when it deems it appropriate and in the best interests of the Company.

The Compensation Committee has the sole authority to retain and terminate any advisor, including any compensation consultant assisting the Compensation Committee in the evaluation of CEO or other executive officer compensation, including authority to approve all such fees and other retention terms. As further described in the “Compensation Discussion and Analysis” section herein, during 2021, the Compensation Committee retained an independent compensation consultant. In developing its views on compensation matters and determining the compensation awarded to our NEOs, the Compensation Committee also obtains input from the Company’s Human Resources department, which collects information and prepares materials for the Compensation Committee’s use in compensation decisions.

Criteria for Board Candidates, Including Board Diversity

The Board seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, enhance the Board’s effectiveness and result in the Board having a broad range of skills, expertise and industry knowledge relevant to the Company’s business. In addition, the Governance, Corporate Sustainability and Nominating Committee and the Board include diversity of viewpoints, background, experience and other demographics among the criteria they consider in connection with selecting candidates for the Board. Two of many factors the Board and the Governance, Corporate Sustainability and Nominating Committee carefully consider in the selection of new directors are the importance to the Company of race/ethnicity and gender diversity in board composition. Since 2016, in conducting its search for new directors, the Board has utilized a process that requires the final pool of candidates to include potential directors who would increase the Board’s diversity with respect to race/ethnicity/national origin and/or gender. Furthermore, pursuant to the Statement on Racial Equity and Diversity adopted by the Board on July 6, 2020, the Board has committed to increasing the diversity of the Board with purpose and pace. As a result of these initiatives, of the four most recent directors added to the Board since 2016, three are women and one is African American/Black. For the three new independent Board candidates we identified and have nominated to stand for election as directors at the 2022 Annual Meeting, Ms. Lane was recommended by a shareholder and Mr. Dailey and Ms.  Stevenson were identified by third-party search firms.

Shareholder Recommendations for Board Candidates

The Governance, Corporate Sustainability and Nominating Committee will consider any director candidates recommended by shareholders who submit a written request to the Corporate Secretary of the Company. The candidates should meet the director qualification criteria. The Governance, Corporate Sustainability and Nominating Committee evaluates all director candidates and nominees in the same manner regardless of the source.

Shareholders may make recommendations at any time by writing to the Governance, Corporate Sustainability and Nominating Committee, c/o Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686. Nominations for the 2023 Annual Meeting must be received pursuant to the deadlines set forth in the Company bylaws as discussed under “Shareholder Proposals.”

Board Role in Risk Oversight

The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and, with the assistance of the Audit, Compensation and Governance, Corporate Sustainability and Nominating Committees,

Verisk 2022 Proxy Statement  |  13

Corporate Governance

oversees the Company’s policies for assessing and managing its exposure to risk.

Board. The Company’s Enterprise Risk Group and Compliance Group conduct annual risk assessments, the results of which are reported to the full Board. The risk assessment process seeks to identify, and segregate risks based on their nature and/or potential significance. In conducting its risk assessment process for the Board, the Company uses the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Board reviews the prioritization of risks such as cyber risk, compliance risk and others, and the Company’s mitigation actions related to those risks.

Audit Committee. The Audit Committee reviews financial and reporting risk with management and the auditors. The Company’s Internal Audit department also uses the COSO framework in assessing risk and reviews the results of the Enterprise Risk Group’s and Compliance Group’s risk assessments in establishing the annual Internal Audit Plan. The Internal Audit Plan is reviewed and approved by the Audit Committee. The Chief Internal Auditor reports both to the Chair of the Audit Committee and to the General Counsel. The Audit Committee reviews and discusses with the Chief Internal Auditor the Company’s internal system of audit and financial controls, enterprise risk information, and the periodic report of audit activities. Finally, on a quarterly basis, management reviews its progress on the testing and mitigation of any identified risks with the Audit Committee.

Compensation Committee. The Compensation Committee considers risk in establishing and evaluating compensation policies. For a more detailed discussion, please see the “Risk Assessment Regarding Compensation Policies and Practices” section herein.

The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

Board Evaluations

Our Board is committed to continuous improvement and recognizes the fundamental role a robust Board and Committee evaluation process plays in ensuring that our Board maintains an optimal composition and is functioning effectively.

Board Self-Evaluations. The Governance, Corporate Sustainability and Nominating Committee conducts an annual self-evaluation of our Board’s effectiveness in order to identify opportunities where an enhancement or change in practices may lead to further improvement. In our Board self-evaluation process, all directors provide responses to a written questionnaire, and the Chair of the Governance, Corporate Sustainability and Nominating Committee along with the Independent Lead Director interviews all directors on the following Board effectiveness topics:

Board Effectiveness Topics evaluated in 2021

•	Board Composition, Structure and Size

•	Meeting Dynamics

•	Leadership and Individual Contributions

•	Access to Information

•	Interaction with Management

•	Strategic Planning and Goal Setting

•	Fostering Innovation

•	Operational Matters

•	Financial Matters

•	Risk Oversight

•	ESG Oversight

•	Governance

The results of the directors’ interviews and the responses provided are analyzed and presented to the full Board in a report that includes both strengths in Board effectiveness and opportunities for enhancing Board effectiveness. The Governance, Corporate Sustainability and Nominating Committee uses the results of the evaluation in determining the characteristics and skills required of prospective candidates for election to the Board. It also uses these results to make recommendations to the Board with respect to assignments of Board members to various Board Committees.

Committee Self-Evaluations. Each Committee of the Board (other than the Executive Committee) annually evaluates its performance as a Committee. The evaluation process is similar to that of the Board and is also facilitated by the Chair of the Governance, Corporate Sustainability and Nominating Committee along with the Independent Lead Director. Each Committee’s evaluation is focused on the Committee’s effectiveness in performing its key functions. The outcome of each Committee’s self-evaluation is reported to the respective Committee, the Governance, Corporate Sustainability and Nominating Committee and the full Board. The Chair of each Committee or the Governance, Corporate Sustainability and Nominating Committee may make recommendations for improvement to the Board.

Succession Planning

Our Board recognizes that one of its most critical responsibilities is to guarantee excellence and stability in our Company’s senior leadership. As a result, our Board is actively engaged in talent management. Our Board oversees the development of executive talent and plans for the

14  |  Verisk 2022 Proxy Statement

Corporate Governance

succession of our Board, our Committee Chairs, our Chairperson and Chief Executive Officer and other senior members of executive management.

Board Succession Planning. The Governance, Corporate Sustainability and Nominating Committee considers the critical needs of the Company regularly, taking into account the results of the annual Board and Committee evaluations and other relevant data to assess Board skills and the leadership capabilities of existing directors, including to evaluate the appropriateness of new or different Committee service for our directors and to identify sitting directors who are ready to fill the role of Chair of each of our Committees should one of those directors vacate his or her position unexpectedly or upon retirement.

Chief Executive Officer Succession Planning. Our Board is responsible for the selection of our CEO. Our Board regularly reviews leadership development initiatives and identifies and periodically updates the skills, experience and attributes that they believe are required to be an effective CEO in light of the Company’s business strategy, prospects and challenges. During 2021, as part of its regular succession planning review process, the Board had requested and received from Mr. Stephenson a detailed report on recommendations for short- and long-term succession plans for the CEO position, including in the event of unanticipated vacancy, and engaged with various external advisors regarding leadership development and assessment and search firms to identify internal and external candidates. This review process ultimately resulted in the Board’s appointment in 2022 of Mr. Shavel to succeed Mr. Stephenson as our CEO following the 2022 Annual Meeting.

Corporate Governance Documents

Verisk maintains a corporate governance website at the “Governance — Governance Documents” link under the “Investors” link at www.verisk.com.

Our Corporate Governance Guidelines (including our director independence standards); Code of Business Conduct and Ethics; and Audit, Compensation, Executive, Finance and Investment, and Governance, Corporate Sustainability and Nominating Committee charters are available on our website at the “Governance — Governance Documents” link under the “Investors” link at www.verisk.com and are available to any shareholder who requests them by writing to Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, New Jersey 07310, Attention: Corporate Secretary. The materials on our website are not part of or incorporated by reference in this Proxy Statement.

Our Code of Business Conduct and Ethics applies to our directors, executive officers and employees. If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Business Conduct and Ethics for our chief executive officer (CEO), chief financial officer (CFO), principal accounting officer or controller or persons performing similar functions, we will satisfy the applicable SEC disclosure requirement by disclosing within four business days the nature of the amendment or waiver on our website at the “Governance Documents” link under the “Investors” link at www.verisk.com.

Verisk 2022 Proxy Statement  |  15

Directors’ Compensation and Benefits

Under the terms of the Company’s Director Compensation Plan approved by the Compensation Committee, each of the Company’s non-employee directors receives annual compensation in the form of (i) an annual retainer, and (ii) an annual equity grant.

Annual Retainer. In 2021 each non-employee director received an annual base retainer fee of $105,000 for membership on the Board of Directors. The chairpersons of the Audit Committee and Compensation Committee each received an additional $20,000 annual retainer fee, while each non-employee director who chairs any other committee received an additional $15,000 retainer fee. In 2021, Christopher M. Foskett, who served as Independent Lead Director, received an additional $50,000 annual retainer fee.

Each non-employee director may elect to receive the annual retainer in the form of (i) cash, (ii) deferred cash, (iii) shares of Common Stock, (iv) deferred shares of Common Stock, (v) options to purchase Common Stock (not to exceed 25% of the total value of the retainer amounts) or (vi) a combination of the foregoing. Any options taken as a portion of the annual retainer are exercisable for a period of ten years from the date of grant (subject to earlier termination if the individual ceases to be a director of the Company), vest immediately, and have an exercise price equal to the fair market value of the Common Stock on the date of grant.

Equity Grants. In 2021, each non-employee director received an annual equity award having a value of $185,000 as of the grant date pursuant to the Director Compensation Plan. Twenty-five percent (25%) of the value of the annual equity award was awarded in the form of options to purchase

Common Stock based on the Black-Scholes value on the date of grant and seventy-five percent (75%) of the value of the annual equity award was awarded in the form of deferred stock units based on the value of a share of Common Stock on the date of grant. Both the option and deferred stock unit awards shall vest in equal monthly installments over a period of 12 months. The options are exercisable for a period of ten years from the date of grant (subject to earlier termination if the individual ceases to be a director of the Company), and have an exercise price equal to the fair market value of the Common Stock on the date of grant. Shares of Common Stock in respect of deferred stock units will be distributed to the directors upon retirement or other separation from the Board of Directors.

Any retainer amount payable or equity award granted to a director newly appointed or elected to the Board on a date other than July 1 (the annual scheduled payment and grant date for all directors) will be pro-rated to reflect the remaining portion of the compensation year in which such new director is appointed or elected.

Director Compensation Limit. Under the terms of the 2021 Equity Incentive Plan, which was approved by our shareholders at the 2021 Annual Meeting, the aggregate grant date fair value of awards granted under the plan to non-employee directors during any single calendar year, plus the total cash compensation paid to such director for services rendered for such calendar year, may not exceed $750,000.

Scott G. Stephenson, our Chairman and Chief Executive Officer, has not received additional compensation for his service on the Board of Directors.

The table below shows compensation paid to or earned by the directors during 2021. As noted above, directors may elect to receive compensation in various forms other than cash.

2021 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
Annell R. Bay	—	232,492	77,518	310,010
Vincent K. Brooks	105,000	138,788	46,227	290,015
Christopher M. Foskett	—	293,788	46,227	340,015
Bruce Hansen	—	263,786	46,227	310,013
Kathleen A. Hogenson	—	243,807	46,227	290,034
Constantine P. Iordanou	—	217,464	72,552	290,016
Laura K. Ipsen	—	217,464	72,552	290,016
Samuel G. Liss	—	228,779	76,248	305,027
Andrew G. Mills(4)	—	—	—	—
Therese M. Vaughan	90,000	138,788	76,211	304,999
David B. Wright	—	217,464	72,552	290,016

(1)

Represents the aggregate grant date fair value of stock and stock option awards granted in 2021 computed in accordance with ASC Subtopic 718-10, “Compensation-Stock Compensation” (ASC Topic 718), excluding forfeiture estimates. For a

16  |  Verisk 2022 Proxy Statement

Directors’ Compensation and Benefits

discussion of the assumptions used to calculate the amounts shown in the option awards and stock awards columns, see Note 17 of the Notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2021.
(2)

At December 31, 2021, directors had outstanding stock awards as follows: (a) Annell R. Bay — 7,203 ; (b) Vincent K. Brooks — 1,285; (c) Christopher M. Foskett — 23,761; (d) Bruce Hansen — 12,320; (e) Kathleen A. Hogenson — 7,693; (f) Constantine P. Iordanou — 272,689; (g) Laura K. Ipsen – 2,362; (h) Samuel G. Liss — 54,319; (i) Therese M. Vaughan — 8,878; (j) David B. Wright — 27,528.

(3)

At December 31, 2021, directors had outstanding option awards as follows: (a) Annell R. Bay — 16,447; (b) Vincent K. Brooks — 2,082; (c) Christopher M. Foskett — 39,514; (d) Bruce Hansen — 19,241; (e) Kathleen A. Hogenson — 18,431; (f) Constantine P. Iordanou — 88,356; (g) Laura K. Ipsen – 3,921; (h) Samuel G. Liss — 88,031; (i) Therese M. Vaughan — 30,642; (l) David B. Wright — 37,953.

(4)	Mr. Mills resigned from the Board on April 18, 2021 and did not receive any compensation in 2021 for his service on the Board of Directors.

Where no information in the table is given as to a particular type of award with respect to any individual, such individual did not hold or receive such an award during or as of the end of the last fiscal year, as the case may be.

Stock Ownership Requirements for Directors

Directors are subject to minimum equity holding requirements. Each non-employee director is required to hold stock with a value equal to six times their respective annual base retainer (i.e., excluding additional retainer amounts for committee chairs). The “in-the-money” value of vested and unvested options held by such directors is not included in determining compliance with this requirement. Newly elected Directors are required to comply with this requirement no later than the sixth anniversary of their election to the Board.

Annell R. Bay, Christopher M. Foskett, Bruce Hansen, Kathleen A. Hogenson, Constantine P. Iordanou, Samuel G. Liss, Therese M. Vaughan and David B. Wright, each currently holds stock with a value in excess of six times their respective annual base retainer. Laura K. Ipsen, a director elected to the Board on January 1, 2020, and Vincent K. Brooks, a director elected to the Board on October 1, 2020, each have until the sixth anniversary of their election to the Board to comply with the director stock ownership requirement and have not yet reached such anniversary date. Scott G. Stephenson, our current Chairman and Chief Executive Officer, has not received an annual retainer for his service on the Board and is subject to and is in compliance with the stock ownership requirement for executive officers described on page 32.

Verisk 2022 Proxy Statement  |  17

Item 2 — Approval of the Amendment to the Certificate of Incorporation to Provide for the Annual Election of Directors

Background

After a review of evolving corporate governance practices, and consistent with its strong commitment to the careful consideration of investor views, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to amend the Certificate of Incorporation to provide for the annual election of directors (the “Declassification Amendment”). Based on the recommendation of the Governance, Corporate Sustainability and Nominating Committee, the Board has approved, and recommends that the Company’s shareholders approve and adopt, the Declassification Amendment. If approved and adopted by the Company’s shareholders, the Declassification Amendment would phase out the Company’s current classified board structure and provide for the annual election of all directors.

Proposed Amendment

The Company’s current Certificate of Incorporation divides the Board into three classes that are each elected for staggered, three-year terms. If the Declassification Amendment is approved and adopted by the Company’s shareholders, then the directors elected prior to the 2022 Annual Meeting would serve out their remaining three-year terms and each person elected as a Director by the holders of Common Stock at this 2022 Annual Meeting and at any future Annual Meeting would serve a one-year term, ending at the next meeting of shareholders following the director’s election. The Company’s classified board structure would be fully eliminated starting with the 2024 Annual Meeting.

The Company’s current Certificate of Incorporation also provides that directors may be removed only for cause. However, Delaware law provides that the directors of a corporation without a classified board may be removed with or without cause, by the holders of a majority of the shares then entitled to vote. In order to conform to Delaware law, the proposed Declassification Amendment provides that all directors may be removed with or without cause upon the affirmative vote of a majority of the Company’s outstanding shares entitled to vote thereon.

The Declassification Amendment also provides that any person elected to fill a vacant or newly created directorship after this 2022 Annual Meeting will serve for a term ending at the next annual meeting following the person’s appointment as a director.

The proposed amendments to the Certificate of Incorporation also contain conforming, clarifying and updating changes to supplement the Declassification Amendment, as well as certain other routine and non-substantive updates and revisions.

The Board has also approved and adopted, contingent upon shareholder approval and adoption of the proposed amendments to the Certificate of Incorporation, certain amendments to the Company’s Bylaws that contain conforming, clarifying and updating changes to supplement the Declassification Amendment, as well as certain other routine and non-substantive updates and revisions. If the Company’s shareholders approve the proposed amendments to the Certificate of Incorporation, the Bylaws would be similarly amended and restated to provide for the annual election of directors.

The Company encourages shareholders to review the full text of the proposed amendments in Appendix A to this proxy statement, with deletions indicated by strikeouts and additions indicated by underlining. The general description of the Certificate of Incorporation and the proposed amendments set forth herein is qualified in its entirety by reference to the text of Appendix A.

Votes Required for Approval

For the proposed Declassification Amendment to the Certificate of Incorporation to become effective, this proposal must receive the affirmative vote of a majority of the voting power of the outstanding shares of the Company’s Common Stock.

If the proposed amendments are approved by our shareholders, immediately following such vote, we will make the appropriate filing with the Secretary of State of Delaware so that the amendment to declassify the Board will be in effect immediately upon such filing. We expect to make this filing before the vote is taken to elect directors at this 2022 Annual Meeting so that the amendment to declassify the Board would be effective when the vote is taken to elect directors at this 2022 Annual Meeting. However, the Board retains the discretion to abandon the proposed amendments and not implement them at any time before they become effective. The approval of this proposal is not conditioned on the approval of any other proposal.

If the proposed amendments to the Certificate of Incorporation are not approved by the Company’s shareholders, the present classification of the Board will continue, the directors elected at this 2022 Annual Meeting will serve for three-year terms until the 2025 Annual Meeting or until their earlier resignation or removal, and directors up for election at future Annual Meetings will continue to be elected for three-year terms.

Our Board unanimously recommends a vote “FOR” the Amendment to the Certificate of Incorporation to Provide for the Annual Election of Directors. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed.

18  |  Verisk 2022 Proxy Statement

Executive Officers of Verisk

Information regarding the ages and past five years’ business experience of our executive officers is as follows:

Scott G. Stephenson (64) has announced that he will retire as our Chairman of the Board, President and Chief Executive Officer following the 2022 Annual Meeting. Mr. Stephenson has been our Chief Executive Officer since April 2013 and has been our President since March 2011. Mr. Stephenson has also served on our Board of Directors since April 2013 and as our Chairman since April 2016. Mr. Stephenson also previously served as our Chief Operating Officer and, prior to that, led our Decision Analytics segment. From 2002 to 2008, Mr. Stephenson served as our Executive Vice President, and he served as President of our Intego Solutions business from 2001 to 2002. Mr. Stephenson joined the Company from Silver Lake Partners, a technology-oriented private equity firm, where he was an advisor from 2000 to 2001. From 1989 to 1999, Mr. Stephenson was a partner with The Boston Consulting Group, eventually rising to senior partner and member of the firm’s North American operating committee. Since February 2020, Mr. Stephenson has served on the Board of Directors of Public Service Enterprise Group Inc. (NYSE: PEG), the publicly traded parent company of New Jersey-based gas and electric utility company, Public Service Electric and Gas Co. (PSE&G).

Lee Shavel (54) will be appointed our Chief Executive Officer following the 2022 Annual Meeting. Mr. Shavel has been our Group President since February 2021, and our Chief Financial Officer since November 2017. In addition to his current CFO role, Mr. Shavel currently has oversight responsibility for the operations of our energy, specialized markets and financial services segments. Prior to joining Verisk, Mr. Shavel served as Chief Financial Officer and Executive Vice President, Corporate Strategy of Nasdaq, Inc. from May 2011 to March 2016. Before joining Nasdaq, Mr. Shavel was Americas Head of Financial Institutions Investment Banking at Bank of America Merrill Lynch. Previously, he was Head of Finance, Securities and Technology and Global COO for the Financial Institutions Group at Merrill Lynch. Mr. Shavel joined Merrill Lynch in 1993 as an Associate, coming from Citicorp where he worked as an Associate in the Financial Institutions Group. Since June 2020, Mr. Shavel has served on the Board of Directors of FactSet Research Systems, Inc. (NYSE: FDS), a publicly traded company, and from 2016 to March 2019, Mr. Shavel served as a board director and chair of the Audit Committee of Investment Technology Group, Inc., a publicly traded broker-dealer.

Mark V. Anquillare (54) will be appointed our President following the 2022 Annual Meeting. Mr. Anquillare has been our Group President since February 2021, and our Chief Operating Officer since June 2016. Mr. Anquillare is currently responsible for leading our insurance and government facing businesses, and our customer experience and enterprise risk management functions. From 2007 to June 2016, Mr. Anquillare served as our Chief Financial Officer. Mr. Anquillare joined the Company as Director of Financial Systems in 1992 and since joining the Company,

Mr. Anquillare has held various management positions, including Assistant Vice President, Vice President and Controller, and Senior Vice President and Controller. Prior to 1992, Mr. Anquillare was employed by the Prudential Insurance Company of America. Mr. Anquillare is a Fellow of the Life Management Institute.

Nick Daffan (52) has been our Executive Vice President since December 2018 and Chief Information Officer since July 2015. Mr. Daffan is responsible for technology strategy, operations and delivery of data and analytics. Before his current role, Mr. Daffan was Chief Information Officer of Verisk’s subsidiary, Argus Information and Advisory Services, which he joined in 2000 and was responsible for the Argus data operations, product support, and information technology groups. Prior to joining Argus, Mr. Daffan worked at Unisys Corporation and First Manhattan Consulting Group.

Kathy Card Beckles (47) has been our Executive Vice President, General Counsel and Corporate Secretary since April 2021. Ms. Card Beckles provides leadership for all legal aspects of our business, as well as leading our corporate governance, compliance and internal audit functions. Ms. Card Beckles also assists the Company and our Board in driving our strategy forward and pursing all the best practices of a modern, well-run public company to maximize performance and ensure transparency. Before joining Verisk, Ms. Card Beckles served as the General Counsel for Consumer Banking and Shared Services and the General Counsel for Credit Cards, Payments, Merchant Services and Digital at JPMorgan Chase (“JPM”). Previously Ms. Card Beckles served as the global chief intellectual property (IP) counsel for JPM. Ms. Card Beckles’ prior legal experience includes the law firm Kenyon & Kenyon (now Hunton Andrews and Kurth), the U.S. Patent and Trademark Office, and the Court of Federal Claims. Prior to her legal career, Ms. Card Beckles honed her operational and strategic problem-solving skills in chemical engineering positions. Ms. Card Beckles is a co-founder of the TEHEKA engineering scholarship at the University of Delaware and a board member of Mobilization for Justice, which offers free legal assistance to low-income New Yorkers.

Sunita Holzer (60) has been our Chief Human Relations Officer since August 2021. Ms. Holzer leads all aspects of our human resources strategy and operations. Ms. Holzer brings three decades of enterprise-level HR leadership experience across several industries served by Verisk. Before joining Verisk, Ms. Holzer was CHRO at Realogy, handling HR strategy for nearly 12,000 employees. Ms. Holzer also served as CHRO for Computer Sciences Corporation (now DXC Technology), CHRO at Chubb Insurance, and chief diversity officer at American Express. Ms. Holzer is a Human Resources Management Department Advisory Board member at the Rutgers School of Management and Labor Relations. Ms. Holzer serves on the board of directors for South Jersey Industries (NYSE: SJI), a publicly traded energy services holding company consisting of a natural gas utility and a group of nonutility energy businesses.

Verisk 2022 Proxy Statement  |  19

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of Directors and Executive Officers.    We encourage our directors, officers and employees to own our Common Stock, as owning our Common Stock aligns their interests with your interests as shareholders. The following table sets forth the beneficial ownership of our Common Stock by each of our named executive officers and directors, and by all our directors and executive officers as a group, as of February 25, 2022. Percentage of class amounts are based on 161,297,145 shares of our Common Stock outstanding as of February 25, 2022.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable, or stock awards that may be settled, within 60 days of February 25, 2022. Shares issuable pursuant to such stock options or stock awards are deemed outstanding for computing the percentage of such person’s holdings but are not outstanding for computing the percentage of any other person. Unless otherwise indicated, the address for each listed shareholder is: c/o Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

	Shares of Common Stock Beneficially Owned
	Number of Shares	Percentage of Class
NAMED EXECUTIVE OFFICERS
Scott G. Stephenson(1)	1,522,235	*
Lee M. Shavel(2)	87,307	*
Mark V. Anquillare(3)	391,228	*
Nick Daffan(4)	112,285	*
Kathy Card Beckles(5)	7,057	*
Directors		*
Annell R. Bay(6)	23,590	*
Vincent K. Brooks(7)	3,160	*
Christopher M. Foskett(8)	63,068	*
Bruce Hansen(9)	31,354	*
Kathleen A. Hogenson(10)	25,917	*
Constantine P. Iordanou(11)	360,838	*
Laura K. Ipsen(12)	6,076	*
Samuel G. Liss(13)	142,143	*
Therese M. Vaughan(14)	39,313	*
David B. Wright(15)	65,274	*

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (15 PERSONS)	2,880,848	1.78%

(1)

Includes (a) 792,011 shares subject to stock options exercisable within 60 days of February 25, 2022, and (b) 25,333 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates. Amount does not include 19,437 performance share units (“PSUs”) granted on January 15, 2020, 24,992 PSUs granted on January 15, 2021, and 31,302 PSUs granted on January 15, 2022, which are not treated as beneficially owned under SEC rules because the holder does not have the right to acquire the underlying stock within 60 days of February 25, 2022 and, to the extent earned, PSUs will be settled in shares, cash, or a combination of both, at the sole discretion of the Compensation Committee.

(2)

Includes (a) 45,367 shares subject to stock options exercisable within 60 days of February 25, 2022, and (b) 6,694 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates. Amount does not include 4,989 PSUs granted on January 15, 2020, 6,096 PSUs granted on January 15, 2021, and 8,019 PSUs granted on January 15, 2022, which are not treated as beneficially owned under SEC rules because the holder does not have the right to acquire the underlying stock within 60 days of February 25, 2022 and, to the extent earned, PSUs will be settled in shares, cash, or a combination of both, at the sole discretion of the Compensation Committee.

20  |  Verisk 2022 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

(3)

Includes (a) 296,142 shares subject to stock options exercisable within 60 days of February 25, 2022, and (b) 8,705 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates. Amount does not include 6,259 PSUs granted on January 15, 2020, 6,096 PSUs granted on January 15, 2021, and 8,019 PSUs granted on January 15, 2022, which are not treated as beneficially owned under SEC rules because the holder does not have the right to acquire the underlying stock within 60 days of February 25, 2022 and, to the extent earned, PSUs will be settled in shares, cash, or a combination of both, at the sole discretion of the Compensation Committee.

(4)

Includes (a) 75,011 shares subject to stock options exercisable within 60 days of February 25, 2022, and (b) 7,465 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates. Amount does not include 4,108 PSUs granted on January 15, 2020, 3,999 PSUs granted on January 15, 2021, and 5,259 PSUs granted on January 15, 2022, which are not treated as beneficially owned under SEC rules because the holder does not have the right to acquire the underlying stock within 60 days of February 25, 2022 and, to the extent earned, PSUs will be settled in shares, cash, or a combination of both, at the sole discretion of the Compensation Committee.

(5)

Includes (a) 7,057 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates. Amount does not include 4,472 PSUs granted on January 15, 2022, which are not treated as beneficially owned under SEC rules because the holder does not have the right to acquire the underlying stock within 60 days of February 25, 2022 and, to the extent earned, PSUs will be settled in shares, cash, or a combination of both, at the sole discretion of the Compensation Committee.

(6)

Includes (a) 16,387 shares subject to stock options exercisable within 60 days of February 25, 2022, (b) 5,053 deferred stock units that entitle Ms. Bay to 5,053 shares of Common Stock at the end of her service to the Board, and (c) 1,008 deferred stock awards that entitle Ms. Bay to 1,008 shares of Common Stock at the end of her service to the Board.

(7)

Includes (a) 1,875 shares subject to stock options exercisable within 60 days of February 25, 2022, and (b) 1,285 deferred stock units that entitle Gen. Brooks to 1,285 shares of Common Stock at the end of his service to the Board.

(8)

Includes (a) 39,307 shares subject to stock options exercisable within 60 days of February 25, 2022, and (b) 8,201 deferred stock units that entitle Mr. Foskett to 8,021 shares of Common Stock at the end of his service to the Board.

(9)

Includes (a) 19,034 shares subject to stock options exercisable within 60 days of February 25, 2022, (b) 6,084 deferred stock units that entitle Mr. Hansen to 6,084 shares of Common Stock at the end of his service to the Board, and (c) 5,105 deferred stock awards that entitle Mr. Hansen to 5,105 shares of Common Stock at the end of his service to the Board.

(10)

Includes (a) 18,224 shares subject to stock options exercisable within 60 days of February 25, 2022, (b) 5,053 deferred stock units that entitle Ms. Hogenson 5,053 shares of Common Stock at the end of her service to the Board, and (c) 2,640 deferred stock awards that entitle Ms. Hogenson to 2,640 shares of Common Stock at the end of her service to the Board.

(11)

Includes (a) 88,149 shares subject to stock options exercisable within 60 days of February 25, 2022, (b) 8,201 deferred stock units that entitle Mr. Iordanou to 8,201 shares of Common Stock at the end of his service to the Board, and (c) 1,293 deferred stock awards that entitle Mr. Iordanou to 1,293 shares of Common Stock at the end of his service to the Board.

(12)

Includes (a) 3,714 shares subject to stock options exercisable within 60 days of February 25, 2022, (b) 1,917 deferred stock units that entitle Ms. Ipsen to 1,917 shares of Common Stock at the end of her service to the Board, and (c) 445 deferred stock awards that entitle Mr. Ipsen to 445 shares of Common Stock at the end of his service to the Board.

(13)

Includes (a) 87,824 shares subject to stock options exercisable within 60 days of February 25, 2022, (b) 8,201 deferred stock units that entitle Mr. Liss to 8,201 shares of Common Stock at the end of his service to the Board, and (c) 1,042 deferred stock awards that entitle Mr. Liss to 1,042 shares of Common Stock at the end of his service to the Board.

(14)

Includes (a) 30,435 shares subject to stock options exercisable within 60 days of February 25, 2022, and (b) 8,201 deferred stock units that entitle Dr. Vaughan to 8,201 shares of Common Stock at the end of her service to the Board.

(15)

Includes (a) 37,746 shares subject to stock options exercisable within 60 days of February 25, 2022, (b) 8,201 deferred stock units that entitle Mr. Wright to 8,201 shares of Common Stock at the end of his service to the Board, and (c) 5,617 deferred stock awards that entitle Mr. Wright to 5,617 shares of Common Stock at the end of his service to the Board.

*	Indicates less than 1% ownership.

Verisk 2022 Proxy Statement  |  21

Principal Shareholders

The following table contains information regarding each person we know of that beneficially owns more than 5% of our Common Stock. The information set forth in the table below and in the related footnotes was furnished by the identified persons to the SEC.

Name and address	Shares of Common Stock Beneficially Owned
	Number of Shares		Percentage of Class

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	17,023,996	(1)	10.6%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	11,684,093	(2)	7.2%

(1)

As of December 31, 2021, based on a Schedule 13G/A Information Statement filed with the SEC on February 9, 2022 by The Vanguard Group (“Vanguard”). The Schedule 13G/A reported that Vanguard has sole voting power as to 0 shares of our Common Stock and sole dispositive power as to 16,368,118 shares of our Common Stock.

(2)

As of December 31, 2021, based on a Schedule 13G/A Information Statement filed with the SEC on February 3, 2022 by BlackRock, Inc. (“BlackRock”). The Schedule 13G/A reported that BlackRock has sole voting power as to 10,257,579 shares of our Common Stock and sole dispositive power as to 11,684,093 shares of our Common Stock.

22  |  Verisk 2022 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Overview

Introduction

This section discusses the principles underlying our policies and decisions relating to the compensation of our named executive officers for 2021 (our “named executive officers” or “NEOs”). The information in this section describes the manner and context in which compensation is earned by and awarded to our NEOs and provides perspective on the tables and narrative that follow. Our NEOs for the 2021 fiscal year are:

Scott G. Stephenson	Chairman, President and Chief Executive Officer (retiring following the 2022 Annual Meeting)
Lee M. Shavel	Group President and Chief Financial Officer (to be appointed Chief Executive Officer following the 2022 Annual Meeting)
Mark V. Anquillare	Group President and Chief Operating Officer (to be appointed President following the 2022 Annual Meeting)
Nick Daffan	Executive Vice President and Chief Information Officer
Kathy Card Beckles(1)	Executive Vice President, General Counsel and Corporate Secretary

(1)	Ms. Card Beckles commenced employment with us on April 5, 2021.

Verisk 2022 Proxy Statement  |  23

Executive Compensation

This section also presents key compensation decisions made during 2021 and a summary of our business performance supporting these decisions.

Overall Compensation Philosophy

Our business is characterized by high incremental and total margins and relatively low capital intensity. Moreover, we enjoy strong relationships with most, if not all, of the participants in the vertical markets we serve. Given those qualities, the key to long-term value creation for Verisk is organic revenue growth leading to scaled margins and better returns on invested capital. In turn, our organic growth depends on:

•	deepening the reach and quality of our analytics so that our existing solutions yield more insight and value for customers;

•	creating a steady stream of new solutions that meet customers’ emerging needs; and

•	reaching new customers through geographic expansion.

Our focus on organic growth — which in our case necessarily requires innovation — means our leadership and workforce must be second to none. Therefore, the primary focus of our compensation philosophy is to attract and retain the highest level of talent in line with our specific needs. Most of our critical roles are in categories where the competition for talent is most fierce, including machine-learning methods, cloud-based computing, statistical modeling, software development and technical sales. In many cases, the talent marketplace determines the compensation required to attract and retain such talent.

In addition to ensuring our compensation is competitive, we also work to ensure it is responsible. Our goal is to make compensation for individuals consistent with their personal contributions, tied to the context of overall corporate performance. In other words, pay-for-performance is at the heart of our philosophy. We also guard against our compensation levels becoming excessive relative to market norms by referencing relevant benchmark data. To that end, our Compensation Committee generally seeks to achieve compensation outcomes at market competitive levels, with differentiation by executive based on individual factors such as proficiency in role, tenure, criticality to the Company and scope of responsibility.

We believe in a mix of three types of compensation for our executives: base salaries, annual cash awards under our short-term incentive (“STI”) program, and annual awards of equity under our long-term incentive (“LTI”) program. Further, we require vesting of equity awards to occur over multiple years with an element of our LTI program vesting based solely on the attainment of Company performance goals, which we believe more closely and objectively aligns our executives’ compensation to shareholder returns. The mix of compensation types and requirement of multi-year vesting of equity incents our executives to take a balanced view on short- and long-term performance.

In the most general sense, we know we are in the right position on compensation when we retain a high level of our critical talent, have tied their annual outcomes to metrics that align with value creation and show differentiation for different levels of performance, and are sensible relative to established market norms.

Compensation Philosophy as It Applies to Our NEOs

All of the above statements apply to our philosophy for compensating our NEOs and other executive leaders. The primary customization for NEOs is to set a substantial percentage of their compensation in the form of equity awards, so that their outcomes most closely mirror those of our shareholders. As seniority increases at Verisk, the percentage of compensation coming in the form of equity increases. In particular, 81% of our CEO’s 2021 annual compensation package was comprised of equity awards.

What We Paid in 2021 and Why

Key Compensation Decisions in 2021 for Our NEOs

During 2021, we made the following key compensation decisions for our NEOs:

•	No base salary increase for our CEO; modest base salary increases for our other NEOs of 1% on average from 2020 levels.

•	Annual STI awards to all our NEOs were made pursuant to our formulaic annual bonus program design (discussed further under “Annual STI Awards — 2021 STI Financial Metrics and Individual Target Amounts”) in order to more closely and objectively align annual awards to our business performance.

•	We continued the long-term incentive program that we implemented in 2018 (discussed further under “Annual LTI Awards — 2020 LTI Awards”), which includes a mix of (i) performance share units (“PSUs”) linked to our relative total shareholder return (“TSR”) performance compared to companies that comprise the S&P 500 Index (50%), (ii) stock options (25%) and (iii) restricted stock awards (25%). We believe that our long-term incentive program continues to strengthen the link between the compensation of our executives under the program with the return of our shareholders.

Key Business Performance Highlights

Our Company had another solid performance year in 2021, with total revenue increasing 7.7% and total adjusted EBITDA increasing 6.8%, from the previous year. Adjusted organic constant currency revenue increased 5.0% and adjusted organic constant currency EBITDA increased 4.7% in 2021 compared to 2020. In addition to solid financial performance, we positioned ourselves strongly for the future through developing and bringing new products to market, expanding our investment and focus on innovation and improving our approach to capital management.

Our share price continued to perform well, and we delivered 10.8%, 28.6% and 23.4% total annualized shareholder return over the 1, 3 and 5-years ending December 31, 2021.

24  |  Verisk 2022 Proxy Statement

Executive Compensation

The table below summarizes the Company’s financial and stock price performance during 2021.

Metric
Consolidated Revenue Growth	7.7%
Adjusted Organic Constant Currency Revenue Growth	5.0%
Adjusted EBITDA Growth	6.8%
Adjusted Organic Constant Currency EBITDA Growth	4.7%
1-year TSR	10.8%
3-year annualized TSR	28.6%
5-year annualized TSR	23.4%

See Appendix B for a reconciliation of the non-GAAP measures discussed herein to the most directly comparable GAAP measure.

Shareholder Engagement

We have always been actively engaged in shareholder outreach and over the years have welcomed feedback from shareholders in key areas of interest, in particular on issues relating to corporate governance and executive compensation. Beginning in September 2021, we held a series of one-on-one meetings led by independent members of our Board and our executive team with shareholders that represented more than 30% of our issued and outstanding Common Stock. The governance enhancements and executive compensation program changes disclosed in our Current Report on Form 8-K filed with the SEC on February 17, 2022 and described elsewhere in this Proxy Statement reflect the important shareholder input the Company received through these series of engagements. Each of these initiatives is expected to enhance transparency, accountability and alignment with our shareholders as we continue our strategy to deliver long-term and sustainable growth and returns.

One of the points of feedback that we received during these meetings was to include a forward-looking return-on-invested capital performance metric as a component of our LTI program. We believe that including this capital performance metric alongside our existing mix of awards under our annual LTI program will further enhance our pay-for-performance mindset by promoting capital allocation discipline and providing a direct incentive to deliver shareholder value creation.

2021 Say-on-Pay Results

In connection with our 2021 Annual Meeting, we received 92% shareholder say-on-pay approval in favor of the compensation for our NEOs for the 2020 performance year. Although this vote was advisory and therefore non-binding on the Company, the Board of Directors and the Compensation Committee carefully reviews and considers say-on-pay results and shareholder feedback when determining the size and design of NEOs compensation packages.

Verisk 2022 Proxy Statement  |  25

Executive Compensation

Executive Compensation Program Highlights

Our primary focus for 2021 was to ensure that executive pay decisions were quantitative, transparent and performance-based in order to keep the incentives for our executives aligned with the interests of our shareholders. The following table describes the highlights of our executive compensation practices, each of which is described in more detail elsewhere in this Proxy Statement:

WHAT WE DO	WHAT WE DON’T DO
❖ Require our Compensation Committee to be comprised solely of independent board members	❖ Do not accelerate equity awards on a “single-trigger” basis
❖ Utilize an independent compensation consultant	❖ Do not provide excise tax gross-ups to our executive officers
❖ Maintain and enforce robust stock ownership and retention guidelines	❖ Do not provide excess perquisites and personal benefits
❖ Maintain and enforce a robust “clawback” policy	❖ Do not allow for the repricing of stock options without our shareholders’ consent
❖ Establish target and maximum awards for our NEOs	❖ Do not provide employment agreements to our NEOs
❖ Apply a primarily formulaic framework to determine our NEOs’ short-term incentive awards
❖ Employ rigorous goal setting tied to annual and multiyear targets for our NEOs
❖ Prohibit our directors and employees from hedging or pledging Company securities

Fiscal 2021 Executive Compensation Program

Role of Compensation Committee and Management

Our Compensation Committee is responsible for making decisions regarding the compensation of our executive officers, including our NEOs. Our Compensation Committee determines the compensation levels for our CEO and approves the compensation of our other NEOs based on the recommendations of our CEO. The CEO does not participate in deliberations regarding his own compensation. In addition, our Compensation Committee establishes and approves the financial goals and performance for the Company’s annual STI and LTI programs.

Role of Compensation Consultant

To ensure that our compensation program design, policies and practices remain competitive and in line with current market practice, our Compensation Committee has engaged FW Cook as an independent compensation consultant. In respect of 2021 compensation, the independent compensation consultant advised our Compensation Committee on various executive compensation matters including the target compensation levels for senior management. The independent compensation consultant also advised our Compensation Committee with respect to its implementation of the design changes that we made for 2018 and have continued through 2021, as well as the changes to our LTI program that are effective for 2022. The independent compensation consultant’s advice is one of several inputs into our Compensation Committee’s decision-making process.

Benchmarking Peer Group

Our Compensation Committee has historically used a benchmarking peer group, as one of many factors, to inform pay decisions for our NEOs. The peer group below is reviewed annually by our Compensation Committee with the assistance of its independent compensation consultant and is comprised of companies in comparable industries to ours (focusing on information software and services companies) and within a size range comparable to ours (focusing on both revenue and market capitalization as they influence compensation levels). Because the majority of our incentive compensation is provided in the form of equity awards and due to our historically high market capitalization to revenue ratio, our Compensation Committee focused heavily on the market capitalization comparison to peer group companies so that the resulting compensation data would accurately reflect the size and scope of our operations.

26  |  Verisk 2022 Proxy Statement

Executive Compensation

In 2021, our Compensation Committee used the fourteen-company peer group noted in the table below to inform its decisions regarding senior executive base salary changes as well as annual cash awards made under our STI program and annual equity awards granted under our LTI program. The companies listed in the table below represent those with comparable revenue and market capitalizations to ours during and throughout 2021.

Black Knight	Gartner	Moody’s
CoreLogic	Global Payments	MSCI
CoStar	IHS Markit	S&P Global
Equifax	Intercontinental Exchange	TransUnion
Fair Isaac	Jack Henry & Associates

For 2021, the median revenue (calculated as of the most recently reported four fiscal quarters as of September 30, 2021) and market capitalization (calculated as the twelve-month end average as of September 30, 2021) of our peer group was $3,646 million and $30,678 million, respectively, versus the Company’s revenue and market capitalization of $2,890 million and $28,768 million, respectively (calculated under the same time periods and methodology as the peer group).

When conducting its annual market competitive compensation review, the independent compensation consultant supplemented the peer group proxy information with national, proprietary technology industry survey data. The survey data are intended to be representative of each executive’s revenue responsibility, inclusive of adjustments to reflect our Company’s high operating margins relative to comparable companies, and functional role within the Company.

2021 NEO Pay Mix

We currently provide the following elements of compensation to our NEOs, each of which fulfills one or more of our compensation program objectives:

•	base salary;

•	short-term cash incentive awards;

•	long-term equity incentive awards; and

•	health, welfare and retirement plans.

The percentage of a Verisk employee’s compensation that is variable increases with seniority, because the decisions of more senior executives have a greater impact on our performance. We have designed our compensation programs so that at least a majority of each NEO’s compensation is variable rather than fixed.

Variable compensation for our NEOs consists of an annual cash payment pursuant to our STI program and a long-term equity incentive award pursuant to our LTI program. We believe the design of our compensation programs effectively encourages our senior managers, including our NEOs, to act in a manner that benefits the Company by creating long-term value for our shareholders. In evaluating NEO compensation awards, our Compensation Committee generally seeks to achieve compensation outcomes at market competitive levels, with differentiation by executive based on individual factors such as proficiency in role, tenure, criticality to the Company and scope of responsibility.

Base Salary

We pay base salaries to attract, reward and retain senior executives in a competitive landscape. Each year, our Compensation Committee reviews the salaries of our NEOs and makes appropriate adjustments to maintain competitive market levels, which are based on the experience and scope of responsibilities of each NEO. In addition, each year we perform our own internal analysis of prevailing market levels of salary for comparable positions. This analysis utilizes our general knowledge of the industry, information gained by our human resources professionals in the hiring and termination process and, when available, commercially prepared market surveys obtained by our human resources professionals. We also review our NEOs’ base salaries as a percentage of their total target compensation in light of the executive’s position and function.

Annual adjustments to base salaries are determined by our Compensation Committee (in the case of Mr. Stephenson), and by Mr. Stephenson with the approval of our Compensation Committee (in the case of our other NEOs), based on the assessment of prevailing market compensation practices as described above, and based on the evaluation of individual performance factors.

Mr. Stephenson’s 2021 base salary remained unchanged since 2016, when he received his last base salary increase. In general, the view of the Compensation Committee has been that progression in Mr. Stephenson’s compensation package, and the total value of Mr. Stephenson’s compensation package, should be tied to the progression of his equity awards (described below under “Annual LTI Awards”) and the performance of those awards in relation to the performance of Verisk’s stock. In 2021, base salaries for NEOs other than Mr. Stephenson were modestly increased by approximately 1% on average to maintain competitive market salary levels.

Verisk 2022 Proxy Statement  |  27

Executive Compensation

The table below sets forth the annual base salaries for our NEOs for the 2020, 2021 and 2022 fiscal years:

Named Executive Officer	2020 Base Salary ($)	2021 Base Salary ($)	2022 Base Salary ($)
Scott G. Stephenson(1)	$1,000,000	$1,000,000	$1,000,000
Lee M. Shavel(2)	$ 656,500	$ 663,000	$ 663,000
Mark V. Anquillare	$ 656,500	$ 663,000	$ 683,000
Nick Daffan	$ 505,000	$ 510,000	$ 525,000
Kathy Card Beckles(3)		$ 475,000	$ 500,000

(1)	Mr. Stephenson will retire from his position of Chairman, President and CEO following the 2022 Annual Meeting and will no longer receive his base salary after his retirement.
(2)

Upon the effective date of Mr. Shavel’s appointment to CEO following the 2022 Annual Meeting, his annual base salary for the remainder of 2022 will increase to $900,000 to reflect his increased role and responsibilities as CEO.

(3)	Ms. Card Beckles commenced employment with us on April 5, 2021.

Annual STI Awards

2021 STI Financial Metrics and Individual Target Amounts

In response to the feedback we received from our shareholders, in 2018 we amended our annual STI program to enhance our pay-for-performance objectives by improving the program’s alignment with our communicated financial goals and improving clarity for our employees and shareholders. The financial metrics that we chose for our 2021 STI program were adjusted organic constant currency revenue growth and adjusted organic constant currency EBITDA growth, because we believe that growing organic revenue and EBITDA streams on a constant currency basis are the most important forms of performance and the best measure of our NEOs’ performance. Awards are paid out based on the achievement of pre-established threshold, target and maximum performance levels. As may be applicable, in calculating adjusted organic constant currency revenue and adjusted organic constant currency EBITDA, the Compensation Committee had discretion to eliminate the financial impact of certain items, including, among others, the cost of earn-out payments related to acquisitions, the effect of new accounting pronouncements, certain nonrecurring expenses and the impact of changes in foreign currency. We believe the ability of the Compensation Committee to make adjustments for these items is appropriate because we do not think our NEOs’ short-term incentive compensation should be impacted by events that do not reflect the underlying operating performance of the business. See Appendix B for a reconciliation of the non-GAAP measures discussed herein to the most directly comparable GAAP measure.

Payouts under the 2021 STI program were determined on a formulaic basis. In 2021 the Compensation Committee determined that each NEO’s STI award would be based 40% on achievement of adjusted organic constant currency revenue amounts, 40% on adjusted organic constant currency EBITDA amounts and 20% on individual performance. The Compensation Committee believes this design promotes our pay-for-performance objectives by tying a portion of each NEO’s annual STI award to the accomplishment of individual pre-established operational, capital allocation and strategic goals set in advance by the Compensation Committee in addition to the attainment of Company financial performance objectives.

The following table sets forth the levels for each of our financial metrics, as well as the resulting performance multipliers (from 0% to 200%) that were applied to the individual NEO bonus award targets, with linear interpolation applied between performance levels.

Performance Levels	Adjusted Organic Constant Currency Revenue Growth %	Adjusted Organic Constant Currency EBITDA Growth %	Multiplier (as a % of target)
Below Threshold	< 3.0%	< 3.5%	0%
Threshold	3.0%	3.5%	50%
Target	7.0%	7.5%	100%
Above Target	11.0%	11.5%	150%
Maximum	15.0%	15.5%	200%

28  |  Verisk 2022 Proxy Statement

Executive Compensation

2021 STI Performance

During 2021, normalizing for the Verisk Financial Services (“VFS”) contract transition, we delivered an adjusted organic constant currency revenue growth rate of 5.4% and an adjusted organic constant currency EBITDA growth rate of 5.5%. In calculating 2021 NEO STI awards, the Compensation Committee decided not to adjust the financial results for the negative impact of the VFS contract transition. Accordingly, for the 2021 NEO STI awards, the Compensation Committee applied an adjusted organic constant currency revenue growth rate of 5.0% (for a funding factor of 75.0%) and adjusted organic constant currency EBITDA growth rate of 4.7% (for a funding factor of 65.0%), which produced an aggregate funding factor of 70%.

CEO 2021 STI Target

In 2021, the Compensation Committee established the CEO’s targeted STI award at 150% of his base salary or $1,500,000 which was unchanged from 2020. In general, the view of the Compensation Committee has been that progression in Mr. Stephenson’s compensation package, and the total value of Mr. Stephenson’s compensation package, should be tied to the progression of his equity awards (described below under “Annual LTI Awards”) and the performance of those awards in relation to the performance of Verisk’s stock.

CEO’s and Other NEOs’ 2021 STI Outcomes

For individual NEOs (other than Ms. Card Beckles, whose 2021 STI award is described below), the 2021 actual STI payouts calculated from the Company’s performance in relation to the performance grid described above implied a performance multiplier of 70% of each such NEO’s respective target STI award. However, 80% of the NEO’s STI award is formulaic and 20% is based on individual performance. For the portion of the STI award that is based on individual performance goals, our NEOs are expected to work collaboratively as a team, and large differentiation on the discretionary part of their annual STI award will be expected only when there are notable examples of individual overperformance or underperformance. Factors considered in evaluating such NEO’s individual performance are described below, although they were not given any specific weight.

•	Mr. Stephenson: continuity of operations in light of the continuing pandemic; expansion of the business model to support insurance marketing analytics; and enhanced service to the global insurance world

•	Mr. Shavel: strong advocacy of capital discipline throughout the enterprise; enhancement of enterprise strategic sourcing; and thorough evaluation of strategic options for non-insurance assets

•	Mr. Anquillare: integration of solutions across the insurance vertical; leadership of the enterprise risk function to an incident-free 2021; and effective advocacy for Verisk’s rising capabilities in the areas of six sigma quality and customer experience (CX) excellence

•	Mr. Daffan: continued strong steps toward the modernization of Verisk’s technical environment including wind down of the mainframe; continued migration to the cloud; higher levels of tokenization; and highest achieved levels of software patching

For 2021, the individual performance portion of the STI award, which accounted for 20% of each NEO’s overall STI award, was achieved at 100% of each NEO’s target STI level. Accordingly, the Compensation Committee approved for the CEO, based on its evaluation of Mr. Stephenson’s individual performance, and for each NEO, based on Mr. Stephenson’s evaluation of each NEO’s individual performance and recommendation, the following amounts in respect of their 2021 STI awards:

Named Executive Officer	2021 Target STI Amount ($)	2021 Actual STI Amount ($)	2021 Actual STI Amount (as a % of target)
Scott G. Stephenson	$1,500,000	$1,140,000	76%
Lee M. Shavel	$ 828,750	$ 629,850	76%
Mark V. Anquillare	$ 828,750	$ 629,850	76%
Nick Daffan	$ 637,500	$ 484,500	76%

In connection with the commencement of Ms. Card Beckles’ employment with us in April 2021, the Compensation Committee approved an annual STI award target of 100% of her base salary. Given her employment start date after the commencement of a performance year, and in consideration of her performance during 2021, the Compensation Committee approved a 2021 STI award of $475,000 for Ms. Card Beckles which equates to 100% of her 2021 target STI amount.

Verisk 2022 Proxy Statement  |  29

Executive Compensation

Annual LTI Awards

2021 LTI Awards

In 2021, we continued the LTI program that we had implemented for senior executives in April 2018 in response to the feedback we received from our shareholders, which is comprised of 50% PSUs, 25% stock options and 25% time-based restricted stock awards. PSUs vest over a three-year performance period, subject to the recipient’s continued service with our Company, with potential payouts ranging from 0% to 200% of target levels based on the Company’s achievement of relative TSR as compared to the companies that comprise the S&P 500 Index at the beginning of the performance period (“Relative TSR PSUs”). Stock options and time-based restricted stock awards vest ratably on each of the first four anniversaries of the grant date.

In 2018, we made the decision to include PSUs in our mix of equity awards because these awards more closely align our executives’ payments to shareholder returns, and reward superior performance over companies with whom we compete for capital, while also retaining a retentive element through time-based vesting requirements. We believe the S&P 500 Index constituents are the appropriate comparator group for these awards because the index provides a sufficient number of comparator companies and represents the universe of companies with which the Company competes for investor capital.

The performance period for the Relative TSR PSUs granted in 2021 is January 1, 2021 through December 31, 2023. Pursuant to the provisions of the Verisk Analytics, Inc. 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”) and the 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”, and together with the 2013 Equity Incentive Plan, the “Equity Incentive Plans”), PSUs may, as determined by the Compensation Committee, be settled at the end of the three-year performance period in the form of (i) shares of our Common Stock, (ii) cash in an amount equal to the then fair market value of the number of shares corresponding to the number of vested PSUs on such vesting date, or (iii) a combination of both. The following table sets forth the performance multiplier (from 0% to 200%) that will be applied to the target PSUs at the end of the performance period for each performance level, with linear interpolation applied between performance levels.

Performance Level	TSR Percentile Rank Relative to S&P Index Constituents	Earned PSUs (as a % of target)
Below Threshold	< 25th percentile	0%
Threshold	25th percentile	50%
Target	Median	100%
Above Target	75th percentile	150%
Maximum	> 90th percentile	200%

The size of Mr. Stephenson’s and each of our NEO’s annual grant amount for the 2021 LTI awards was determined individually, benchmarking their positions against available market data. In light of Ms. Card Beckles’ commencement of employment with us in April 2021, and pursuant to the terms of her offer letter, Ms. Card Beckles did not receive grants under the 2021 LTI program reflecting the award mix described above. Instead, her offer letter provided for a single restricted stock award having a grant date value of $980,002 and vesting ratably in equal annual installments on each of the first four anniversaries of the July 1, 2021 grant date.

Achievement and Payouts under 2019 PSUs

In January 2022, the Compensation Committee measured the achievement of the Relative TSR PSUs granted to our NEOs in 2019 upon the completion of the January 1, 2019 to December 31, 2021 performance period. The Compensation Committee determined that the relative TSR performance metric was achieved at the 73rd percentile, resulting in a payout of 146% of target to each of our NEOs in the form of shares of Common Stock. See the 2021 Option Exercises and Stock and PSUs Vested table on page 37 for the number of shares acquired and value realized upon the vesting of the 2019 PSU awards for each applicable NEO.

30  |  Verisk 2022 Proxy Statement

Executive Compensation

Summary of 2021 NEO STI and LTI Programs

The chart below summarizes the program features of our STI and LTI programs for our NEOs in 2021, which closely align these programs to our strategic objectives and shareholder interests.

		2021 Program	Rationale
STI	Company Financial Metrics	Adjusted Organic Constant Currency Revenue Growth Adjusted Organic Constant Currency EBITDA Growth	Simple to communicate Aligns to strategic plan Requires year-over-year top-line growth
Individual Awards

Primarily formulaic based on Company performance relative to pre-established threshold, target and maximum performance levels

40% weighting on each Company Financial Metric and 20% individual performance

More transparent for employees and shareholders

Retains heavy weight on Company performance, but allows for differentiation for NEOs based on individual achievement

Primarily formulaic approach (versus discretionary plan prior to 2018), which is more consistent with market practice

LTI	Award Mix	50% Relative TSR PSUs, 25% stock options and 25% restricted stock	Includes a mix of time-vested (25%) and performance-based (75%) equity awards Balance absolute and relative stock price performance
	Performance Metric	Relative TSR versus S&P 500 constituents, measured over a three-year period	Creates alignment with our shareholders’ interest in superior returns

Announced Changes to 2022 NEO LTI Program

As previously announced, in response to shareholder feedback, beginning with the 2022 NEO LTI Program we introduced an additional PSU award that is earned based on a 3-year incremental return-on-invested capital (“ROIC”) metric (“ROIC PSUs”) in order to promote capital allocation discipline and provide a direct incentive to deliver value to shareholders. In connection with the introduction of this 3-year incremental ROIC PSU, for 2022 the mix of LTI awards for NEOs was adjusted to be comprised of (i) 40% Relative TSR PSUs, (ii) 20% ROIC PSUs, (iii) 20% stock options and (iv) 20% restricted stock.

In addition, in connection with Mr. Shavel’s promotion to Chief Executive Officer following the 2022 Annual Meeting, in February 2022, the Board approved (i) one-time top-up awards under the LTI program consisting of the mix of awards described above for the 2022 LTI program, which awards will have an approximate aggregate grant date value of $2,836,000 (representing the pro-rated portion of the incremental LTI award value he would have received had he been serving as Chief Executive Officer at the beginning of 2022), will be granted to Mr. Shavel upon his assumption of the role of Chief Executive Officer following the 2022 Annual Meeting and will otherwise vest in accordance with the standard terms for such awards and (ii) a one-time Relative TSR PSU award to Mr. Shavel having an aggregate grant date value of $2,000,000 which will be subject to the achievement of a relative TSR at or above the 65th percentile over the three-year performance period as compared to the companies that comprise the S&P 500 Index.

Health, Welfare and Retirement Plans

We offer standard health and welfare benefit programs including medical, dental, life, accident and disability insurance, to which we make contributions as a percentage of the associated costs. These benefits are available to substantially all of our employees and the percentage of the Company’s contribution is the same for all.

Verisk 2022 Proxy Statement  |  31

Executive Compensation

Our tax-qualified retirement plans during 2021 included:

•	a combined 401(k) Savings Plan and ESOP,

•	a defined benefit pension plan with (i) a traditional final pay formula applicable to employees who were 49 years old with 15 years of service as of January 1, 2002, and (ii) a cash balance formula applicable to other employees hired prior to March 1, 2005 (effective February 29, 2012, the Company implemented a “hard freeze” of such benefits under the pension plan), and

•	a profit sharing plan (as a component of the 401(k) Savings Plan), which is available to employees hired on or after March 1, 2005 (the Company did not make any contribution during 2021).

Our nonqualified retirement plans include a supplemental pension and a supplemental savings plan for highly compensated employees, including our NEOs. The combined 401(k) Savings Plan and ESOP and the pension/profit sharing plans are broad-based plans available to substantially all of our employees, including our NEOs. The supplemental retirement plans are offered to our highly paid employees, including our NEOs, to restore to them amounts to which they would be entitled under our tax-qualified plans but which they are precluded from receiving under those plans by Internal Revenue Service limits. The supplemental retirement plans are unsecured obligations of the Company. Effective February 29, 2012, the Company implemented a “hard freeze” of the benefits under the supplemental pension plan.

We established our ESOP at the time we converted from not-for-profit to for-profit status, in order to foster an ownership culture in the Company and to strengthen the link between compensation and value created for shareholders. This plan has enabled our employees to hold an ownership interest in the Company as well as provide a stock vehicle for Company matching contributions to our 401(k) and profit sharing plans, which has allowed employees to monitor directly, and profit from, the increasing value of our stock.

Change in Control Severance Agreements and Employment Agreements

In October 2009, in connection with our initial public offering or IPO, we entered into Change in Control Severance Agreements with Mr. Stephenson and Mr. Anquillare. In connection with the hiring of Mr. Shavel as our CFO in November 2017, we entered into a Change in Control Severance Agreement with Mr. Shavel effective as of such time. In August 2021, we entered into Change in Control Severance Agreements with Mr. Daffan and Ms. Card Beckles, respectively. We believe that these agreements are desirable to retain the services of these individuals in whom the Company has a significant investment. For information about the provisions of the NEOs’ change in control severance agreements, please see “Potential Payments upon Termination or Change in Control.” We have not entered in any other type of employment agreement with any of our NEOs.

Policies and Practices

Executive Stock Ownership Guidelines

Our Compensation Committee has adopted strict minimum equity holding requirements applicable to our executive officers, including our NEOs, as a percentage of their base salary, to further align their long-term interests with those of our shareholders. If any of our NEOs have not met this ownership level, he or she is required to retain 50% of the after-tax value of stock acquired upon the vesting of restricted stock awards, PSUs or a stock option exercise. The “in-the-money” value of vested and unvested stock options and unvested restricted stock and PSUs held by the NEO is not included in determining compliance with the stock ownership requirement. The value of vested Company stock held by NEOs in their respective 401(k) accounts or ESOP accounts is included in determining compliance with the stock ownership requirement.

Mr. Stephenson currently holds stock with a value in excess of the six times base salary requirement for the CEO. Mr. Shavel, Mr. Anquillare, and Mr. Daffan each currently hold stock with a value in excess of the three times base salary requirement for other NEOs. Ms. Card Beckles, as our recently appointed Executive Vice President, General Counsel and Corporate Secretary, currently does not yet hold stock with a value in excess of the three times base salary requirement but she has complied with the requirement to retain 50% of the after-tax value of stock acquired upon the vesting of restricted stock awards or stock option exercises since the date she was appointed an executive officer.

“Clawback” Policy

The Company maintains a “clawback” policy that permits the Board of Directors to recover bonus or incentive compensation from executive officers whose fraud or misconduct resulted in a significant restatement of financial results. The policy allows for the recovery or cancellation of any bonus or incentive payments (including profits realized from the sale of Company securities) made to an executive officer on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results if the Board of Directors determines that such a recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in performance targets being achieved that would not have been achieved absent such misconduct. The Board of Directors intends to review this policy when the proposed regulations promulgated by the U.S. Securities and Exchange Commission implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to clawback policies are finalized.

32  |  Verisk 2022 Proxy Statement

Executive Compensation

Anti-Hedging and Pledging Policies

The Company prohibits its directors and employees, including its NEOs, from pledging Company securities, hedging Company securities, selling short or trading options or futures in Company securities, or purchasing Company securities on margin or holding Company securities in a margin account.

Tax and Accounting Considerations

Our Compensation Committee takes into consideration the accounting and tax implications of our compensation and benefit programs, including with respect to the tax deductibility of compensation paid under Section 162(m) of the Internal Revenue Code (the “Code”).

Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid by public companies to certain executive officers to $1 million.

In the exercise of its business judgment, and in accordance with its compensation philosophy, our Compensation Committee continues to have the flexibility to award compensation that is not tax deductible if it determines that such award is in our shareholders’ best interests.

Risk Assessment Regarding Compensation Policies and Practices

When reviewing our compensation programs and approving awards under them, the Compensation Committee considers the potential risks associated with these policies and practices. We selected adjusted organic constant currency revenue and adjusted organic constant currency EBITDA achievement as the primary criteria for the funding of the aggregate STI award pool in 2021 because we believe that growing organic revenue and EBITDA streams are the most important forms for performance and the best measure of our employees’ performance. We believe these financial metrics appropriately aligns the interests of management with those of our shareholders, while providing an appropriate balance of risk and reward that does not encourage excessive or unnecessary risk-taking behavior. In furtherance of the Compensation Committee’s responsibility to determine the presence and magnitude of any compensation-related risk, in 2021 the Compensation Committee commissioned FW Cook, as independent compensation consultant, to review the Company’s annual and long-term incentive program mechanics relative to a list of standard compensation risk factors. The Compensation Risk Assessment Report delivered by the independent compensation consultant to the Compensation Committee came to the conclusion that the Company’s executive compensation program does not create risks that are likely to have a material adverse impact on the Company.

In reaching this determination we and the independent compensation consultant also considered the following attributes of our programs:

•	balance between annual and longer-term performance opportunities and absolute and relative performance metrics;

•	alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results;

•	beginning in 2018 and continuing through 2021, using a combination of 10-year stock options, restricted stock awards and performance-based stock units, all of which vest over time;

•	generally providing senior executives with long-term equity-based compensation on an annual basis, as we believe that accumulating equity over a period of time encourages executives to take actions that promote the long-term sustainability of our business;

•	stock ownership guidelines that are reasonable and align the interests of the executive officers with those of our shareholders, which discourages executive officers from focusing on short-term results without regard for longer-term consequences; and

•	a “clawback” policy that permits the Board of Directors to recover bonus or incentive compensation from executive officers whose fraud or misconduct resulted in a significant restatement of financial results, as more fully described above.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Verisk Analytics, Inc., have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on our review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC.

Respectfully submitted,

Annell R. Bay (Chair)

Bruce Hansen

Constantine P. Iordanou

Therese M. Vaughan

David B. Wright

Verisk 2022 Proxy Statement  |  33

Executive Compensation

Executive Compensation and Benefits

The following table sets forth information concerning the compensation paid to and earned by the Company’s NEOs for the years ended December 31, 2019, 2020 and 2021.

2021 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Scott G. Stephenson	2021	1,000,000	—		7,875,006	2,625,006	1,140,000	98,355	57,954	(4)	12,796,321
Chairman, President and Chief Executive Officer	2020	1,000,000	—		5,625,065	1,874,942	1,389,000	73,496	50,869	(5)	10,013,372
	2019	1,000,000	—		4,874,927	1,625,064	1,428,000	91,449	31,442	(6)	9,050,882

Lee M. Shavel	2021	663,000	—		1,920,764	640,223	629,850	—	32,015	(7)	3,885,852
Group President and Chief Financial Officer	2020	656,500	—		1,443,713	481,277	759,899	—	24,434	(8)	3,365,823
	2019	650,000	—		1,312,555	437,448	797,550	—	18,267	(9)	3,215,821

Mark V. Anquillare	2021	663,000	—		1,920,764	640,223	629,850	232,695	33,117	(10)	4,119,649
Group President and Chief Operating Officer	2020	656,500	—		1,811,212	603,782	759,899	235,780	31,610	(11)	4,098,783
	2019	650,000	—		1,724,984	575,016	781,300	249,951	28,707	(12)	4,009,958

Nick Daffan(13)	2021	510,000	—		1,260,014	419,983	484,500	—	24,739	(14)	2,699,236
Executive Vice President and Chief Information Officer	2020	505,000	—		1,188,864	396,140	584,538	—	22,085	(15)	2,696,627

Kathy Card Beckles(16)	2021	352,652	300,000	(17)	980,002	—	475,000	—	17,400	(18)	2,125,054
Executive Vice President, General Counsel and Corporate Secretary

(1)

This column represents the aggregate grant date fair value of (i) restricted stock awards granted in the relevant year, valued at the grant date based on the closing price of the Company’s Common Stock, and (ii) PSU awards granted in the relevant year, valued at the grant date based on the probable outcome of the performance conditions, in each case computed in accordance with ASC Subtopic 718, excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in this column see Note 17 of the Notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2021. The actual number of PSUs earned (0% up to the maximum level of 200%) depends on the Company’s future total shareholder return performance compared to companies that comprise the S&P 500 Index over the three-year performance period. The values of each NEO’s 2019 PSU award as of the grant date, assuming maximum achievement of the performance conditions are: Mr. Stephenson: $6,499,904; Mr. Shavel: $1,750,134; and Mr. Anquillare: $2,300,068 (see “Compensation Discussion and Analysis – Annual LTI Awards – Achievement and Payouts under 2019 PSUs” for the actual achievement of the performance conditions). The values of each NEO’s 2020 PSU award as of the grant date, assuming maximum achievement of the performance conditions are: Mr. Stephenson: $7,499,961; Mr. Shavel: $1,925,056; Mr. Anquillare: $2,415,098; and Mr. Daffan: $1,585,113. The values of each NEO’s 2021 PSU award as of the grant date, assuming maximum achievement of the performance conditions are: Mr. Stephenson: $10,500,139; Mr. Shavel: $2,561,173; Mr. Anquillare: $2,561,173; and Mr. Daffan: $1,680,140.

(2)

This column represents the aggregate grant date fair value of stock option awards granted in the relevant year, computed in accordance with ASC Subtopic 718, excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in the option awards columns, see Note 17 of the Notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)	The amounts in this column are cash incentive awards under the STI program in respect of performance for the years ended December 31, 2019, 2020 and 2021, as applicable.
(4)	Amount includes a 401(k) Savings Plan matching contribution of $17,400.
(5)	Amount includes a 401(k) Savings Plan matching contribution of $17,100.
(6)	Amount includes a 401(k) Savings Plan matching contribution of $16,800.
(7)	Amount includes a 401(k) Savings Plan matching contribution of $17,400.
(8)	Amount includes a 401(k) Savings Plan matching contribution of $17,100.
(9)	Amount includes a 401(k) Savings Plan matching contribution of $16,800.
(10)	Amount includes a 401(k) Savings Plan matching contribution of $17,400.

34  |  Verisk 2022 Proxy Statement

Executive Compensation

(11)	Amount includes a 401(k) Savings Plan matching contribution of $17,100.
(12)	Amount includes a 401(k) Savings Plan matching contribution of $16,800.
(13)

Mr. Daffan qualified as a Named Executive Officer effective for the 2020 fiscal year by determination of the Board of Directors, and therefore compensation information prior to 2020 is not required to be provided under applicable SEC rules.

(14)	Amount includes a 401(k) Savings Plan matching contribution of $17,400.
(15)	Amount includes a 401(k) Savings Plan matching contribution of $17,100.
(16)	Ms. Card Beckles commenced her employment with the Company on April 5, 2021 and qualified as a Named Executive Officer for the 2021 fiscal year.
(17)	Amount represents the sign-on bonus Ms. Card Beckles received upon the commencement of her employment pursuant to her employment offer letter.
(18)	Amount includes a 401(k) Savings Plan matching contribution of $17,400.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to the NEOs during the Company’s fiscal year ended December  31, 2021.

2021 GRANTS OF PLAN BASED AWARDS

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Scott G. Stephenson	January 15, 2021	—	—	—	—	—	—	—	75,172	190.02	2,625,006
	January 15, 2021	—	—	—	—	—	—	13,814	—	—	2,624,936
	February 16, 2021	(3)	(3)	(3)	—	—	—	—	—	—	—
	January 15, 2021	—	—	—	12,496	24,992	49,984	—	—	—	5,250,069

Lee M. Shavel	January 15, 2021	—	—	—	—	—	—	—	18,334	190.02	640,223
	January 15, 2021	—	—	—	—	—	—	3,369	—	—	640,177
	February 16, 2021	(3)	(3)	(3)	—	—	—	—	—	—	—
	January 15, 2021	—	—	—	3,048	6,096	12,192	—	—	—	1,280,587

Mark V. Anquillare	January 15, 2021	—	—	—	—	—	—	—	18,334	190.02	640,223
	January 15, 2021	—	—	—	—	—	—	3,369	—	—	640,177
	February 16, 2021	(3)	(3)	(3)	—	—	—	—	—	—	—
	January 15, 2021	—	—	—	3,048	6,096	12,192	—	—	—	1,280,587

Nick Daffan	January 15, 2021	—	—	—	—	—	—	—	12,027	190.02	419,983
	January 15, 2021	—	—	—	—	—	—	2,210	—	—	419,944
	February 16, 2021	(3)	(3)	(3)	—	—	—	—	—	—	—
	January 15, 2021	—	—	—	2,000	3,999	7,998	—	—	—	840,070
Kathy Card Beckles(4)	July 1, 2021	—	—	—	—	—	—	5,543	—	—	980,002

(1)

The equity incentive awards reflected in this table were approved by the Compensation Committee on December 17, 2020 and the non-equity incentive awards reflected in this table were approved by the Compensation Committee on February 16, 2021.

(2)

This column represents the aggregate grant date fair value of the following awards granted in the relevant year under the 2013 Equity Incentive Plan and the 2021 Equity Incentive Plan, as applicable, in accordance with ASC Subtopic 718, excluding forfeiture estimates, to the extent applicable: (i) restricted stock awards and stock option awards, valued at the closing price of the Company’s Common Stock, and (ii) PSU awards, valued based on the probable outcome of the performance conditions. For a discussion of the assumptions used to calculate the amounts shown in this column see Note 17 of the Notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)

As described in the “Compensation Discussion and Analysis,” our NEOs are eligible for an annual incentive compensation cash award under our STI program, which will be paid out based on the achievement of pre-established threshold, target and maximum performance levels. For additional details regarding the NEO STI program, including the relevant performance factors for 2021, see “Compensation Discussion and Analysis — Annual STI Awards — 2021 STI Financial Metrics and Individual Targets” and “Compensation Discussion and Analysis — Summary of 2021 STI and LTI Programs.” For the actual amounts of cash incentive awards paid to each of our NEOs under our STI program in respect of performance for 2021, see the “Non-Equity Incentive Plan Compensation” column of our 2021 Summary Compensation Table.

(4)	Ms. Card Beckles received a restricted stock award grant in the amount set forth in the table above pursuant to her employment offer letter.

Verisk 2022 Proxy Statement  |  35

Executive Compensation

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options, unvested restricted stock and unvested PSUs held by our NEOs as of the end of the Company’s fiscal year ended 2021 based on a market value of $228.73 per share (our closing market price on December  31, 2021).

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

			Option Awards(1)				Stock Awards(2)
Name	Date of Award Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Scott G. Stephenson	4/1/2014		168,352	—	59.74	4/1/2024	—	—	—	—
	4/1/2015		167,187	—	71.53	4/1/2025	—	—	—	—
	4/1/2016		140,158	—	80.19	4/1/2026	—	—	—	—
	4/1/2017		145,161	—	81.14	4/1/2027	—	—	—	—
	4/1/2018		48,599	16,200	104.00	4/1/2028	3,306	756,181	—	—
	4/1/2019		33,855	33,856	134.24	4/1/2029	6,053	1,384,503	—	—
	1/15/2020		18,389	55,167	158.65	1/15/2030	8,865	2,027,691	—	—
	1/15/2020		—	—	—	—	—	—	9,719	2,222,913
	1/15/2021		—	75,172	190.02	1/15/2031	13,814	3,159,676	—	—
	1/15/2021		—	—	—	—	—	—	12,496	2,858,210
Lee M. Shavel	4/1/2018		13,255	4,419	104.00	4/1/2028	902	206,314	—	—
	4/1/2019		9,113	9,114	134.24	4/1/2029	1,630	372,830	—	—
	1/15/2020		4,720	14,161	158.65	1/15/2030	2,275	520,361	—	—
	1/15/2020		—	—	—	—	—	—	2,495	570,567
	1/15/2021		—	18,334	190.02	1/15/2031	3,369	770,591	—	—
	1/15/2021		—	—	—	—	—	—	3,048	697,169
Mark V. Anquillare	4/1/2014		61,027	—	59.74	4/1/2024	—	—	—	—
	4/1/2015		59,097	—	71.53	4/1/2025	—	—	—	—
	4/1/2016		52,153	—	80.19	4/1/2026	—	—	—	—
	4/1/2017		64,518	—	81.14	4/1/2027	—	—	—	—
	4/1/2018		18,714	6,239	104.00	4/1/2028	1,273	291,173	—	—
	4/1/2019		11,979	11,980	134.24	4/1/2029	2,142	489,940	—	—
	1/15/2020		5,921	17,766	158.65	1/15/2030	2,854	652,795	—	—
	1/15/2020		—	—	—	—	—	—	3,130	715,811
	1/15/2021		—	18,334	190.02	1/15/2031	3,369	770,591	—	—
	1/15/2021		—	—	—	—	—	—	3,048	697,169
Nick Daffan	4/1/2016		13,038	—	80.19	4/1/2026	—	—	—	—
	4/1/2017		14,516	—	81.14	4/1/2027	—	—	—	—
	4/1/2018		12,372	4,142	104.00	4/1/2028	842	192,591	—	—
	7/1/2018		8,471	2,824	107.64	7/1/2028	581	132,892	—	—
	4/1/2019		7,809	7,810	134.24	4/1/2029	1,397	319,536	—	—
	1/15/2020		3,885	11,656	158.65	1/15/2030	1,874	428,640	—	—
	1/15/2020		—	—	—	—	—	—	2,054	469,811
	1/15/2021		—	12,027	190.02	1/15/2031	2,210	505,493	—	—
	1/15/2021		—	—	—	—	—	—	2,000	457,346
Kathy Card Beckles	7/1/2021	(4)	—	—	—	—	5,543	1,267,850	—	—

(1)	The right to exercise stock options vests ratably on the first, second, third and fourth anniversaries of the date of grant.
(2)

The stock awards shown in this column are restricted stock awards that vest ratably on the first, second, third and fourth anniversaries of the date of grant. The PSUs shown in this column are scheduled to vest on December 31 of the third year of the award’s respective performance period based on the achievement of the Company’s total shareholder return performance compared to companies that comprise the S&P 500 Index over such three-year performance period.

(3)	The number of unvested PSUs reported in this column reflects achievement of threshold performance goals.
(4)	Represents a one-time equity award in the form of shares of restricted stock that vest ratably over four years on the respective anniversary dates of the grant date.

36  |  Verisk 2022 Proxy Statement

Executive Compensation

Option Exercises and Stock and PSUs Vested

The following table sets forth information concerning each exercise of stock options and vesting of restricted stock and PSUs for the NEOs during 2021. Restricted stock awards vest in four equal installments on the first, second, third and four anniversaries of their grant date. PSUs granted in 2019 had a three-year performance period, and such awards vested on December 31, 2021 and were settled and issued in the form of shares in January 2022.

2021 OPTION EXERCISES AND STOCK AND PSUS VESTED

	Option Awards		Stock Awards		PSUs

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Scott G. Stephenson	189,035	30,892,846	16,218	2,946,319	27,811	6,361,210

Lee M. Shavel	—	—	7,962	1,639,479	7,488	1,712,730

Mark V. Anquillare	40,959	6,679,418	6,376	1,156,178	9,841	2,250,932

Nick Daffan	37,340	4,173,425	3,439	622,989	6,418	1,467,989

Kathy Card Beckles	—	—	—	—	—	—

Pension Plans

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement.

Eligible employees hired prior to March 1, 2005 participate in the Pension Plan for Insurance Organizations, or PPIO, a multiple-employer pension plan in which we participate. The PPIO provides a traditional final pay formula pension benefit, payable as an annuity, to employees who were 49 years old with 15 years of service as of January 1, 2002. Effective January 1, 2002, this formula benefit was frozen for all eligible employees. Effective January 1, 2002, a cash balance pension benefit, also payable as an annuity, was established under the PPIO. Employees hired prior to January 1,

2002 receive their frozen traditional benefit as well as their cash balance benefit. Employees hired from January 1, 2002 to March 1, 2005 receive only the cash balance benefit. Effective February 29, 2012, the Company implemented a “hard freeze” of benefits under the PPIO. Accordingly, after February 29, 2012 benefits under the PPIO will no longer increase as the result of new compensation earned or continued service. The Supplemental Cash Balance Plan, or the Supplemental Plan, provides a benefit to which the participant would be entitled under the PPIO but which is subject to caps imposed by IRS regulations. Employees hired on or after March 1, 2005 were not eligible to participate in the PPIO or the Supplemental Plan. Effective February 29, 2012, the Company implemented a “hard freeze” of benefits under the Supplemental Plan.

2021 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Scott G. Stephenson	PPIO	13	224,243	—

	Supplemental Plan	13	796,772	—

Lee M. Shavel	N/A	N/A	N/A	N/A

Mark V. Anquillare	PPIO	21	512,736	—

	Supplemental Plan	21	489,665	—

Nick Daffan	N/A	N/A	N/A	N/A

Kathy Card Beckles	N/A	N/A	N/A	N/A

(1)

For a discussion of the assumptions used to calculate the amounts shown in this column, see Note 18 of the Notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2021.

Verisk 2022 Proxy Statement  |  37

Executive Compensation

Nonqualified Deferred Compensation Table

Certain highly compensated employees, including our NEOs, are eligible to participate in the Supplemental Executive Retirement Savings Plan (the “Top Hat Plan”). The Top Hat Plan allows participants to elect to defer compensation on a non-tax qualified basis and provides a vehicle for the Company to provide, on a non-tax qualified basis, matching contributions that could not be made on the participants’ behalf to the tax-qualified 401(k) Savings Plan due to limits imposed by IRS regulations. The deferred amounts are notionally invested in the same investment options selected by the participant under the 401(k) Savings Plan. Participants elect to receive payment at termination of employment or some other future date. See “Compensation Discussion and Analysis — Health, Welfare and Retirement Plans” on page 31 for additional information.

The following table sets forth information with respect to the Top Hat Plan.

2021 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings/ (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Scott G. Stephenson	40,500	2,100	73,207	—	870,211

Lee M. Shavel	—	—	—	—	—

Mark V. Anquillare	20,183	2,100	218,476	—	1,278,735

Nick Daffan	—	—	—	—	—

Kathy Card Beckles	—	—	—	—	—

(1)	All amounts shown are also included in the 2021 Summary Compensation table in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column.

Potential Payments Upon Termination or Change in Control

Below is a description of the arrangements in place applicable to the NEOs relating to payments upon termination or change in control, other than severance payments upon termination (other than for cause) available to all salaried employees.

In October 2009, in connection with our IPO, the Company entered into Change in Control Severance Agreements with Mr. Stephenson and Mr. Anquillare. In connection with the hiring of Mr. Shavel as our new Chief Financial Officer, the Company entered into a Change in Control Severance Agreement with Mr. Shavel effective November 2017. In August 2021, we entered into Change in Control Severance Agreements with Mr. Daffan and Ms. Card Beckles, respectively. The Change in Control Severance Agreements incorporate provisions for payments to be made to the recipients upon termination of their employment in connection with a change of control. Payments will be due under these agreements in the event the recipient’s employment is involuntarily terminated by the Company without “cause,” or is voluntarily terminated by the recipient for “good reason,” which are defined in the agreements, within a two-year period following a “change in control,” which is defined in the agreements.

These agreements provide that, upon a qualifying termination event, a recipient will be entitled to:

(i)	a pro rata STI award for the year of termination;
(ii)	a severance payment equal to two times the sum of the recipient’s base salary and target bonus amount;

(iii)	continuation of health benefits (at the NEO’s expense) for 18 months; and

(iv)	immediate vesting of any remaining unvested equity awards (except for PSUs which are subject to the terms described below).

The severance and pro rata bonus amounts will be payable in cash, in a lump sum, to the recipients. Receipt of these benefits is conditioned upon the recipient executing a general release of claims against the Company, and complying with perpetual confidentiality obligations and noncompete and nonsolicitation obligations for a period of 24 months. If these agreements had been in place at December 31, 2021, in the event of a qualifying termination, Mr. Stephenson would be entitled to cash payments totaling $6,500,000; Mr. Shavel would be entitled to cash payments totaling $3,812,250; Mr. Anquillare would be entitled to cash payments totaling $3,812,250; Mr. Daffan would be entitled to cash payments totaling $2,932,500; and Ms. Card Beckles would be entitled to cash payments totaling $2,375,000. The value of accelerated equity awards is described and quantified further below.

None of our NEOs will be entitled to excise tax gross-ups as their respective agreements do not provide for such payments.

38  |  Verisk 2022 Proxy Statement

Executive Compensation

The Equity Incentive Plans and their predecessor plan, the Verisk Analytics, Inc. 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan,” together with the Equity Incentive Plans, the “Incentive Plans”), both provide that the Compensation Committee will determine and set forth in each award agreement whether any awards granted in such award agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a participant ceases to be employed by or to provide services to us (including as a director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise.

The award agreements with respect to currently outstanding options and restricted stock held by the NEOs under the Incentive Plans provide that in the event of the NEO’s death, “disability,” “retirement,” or termination of employment for “good reason” or without “cause” within two years following a “change in control” (as such terms are defined under the Incentive Plans), the options will vest and become immediately exercisable with respect to the number of unexercised shares covered by the option and the unvested shares of restricted stock will become fully vested. Based on the closing price of our Common Stock on December 31, 2021, the number of options that would become vested for our NEOs, minus the exercise price of those options, and the number of unvested restricted stock shares that would become vested for our NEOs, in the event of a qualifying termination event on December 31, 2021, the acceleration of option and restricted stock vesting would have a value of $19,323,743 for Mr. Stephenson, $4,984,572 for Mr. Shavel, $6,069,431 for Mr. Anquillare, $4,455,881 for Mr. Daffan, and $1,267,850 for Ms. Card Beckles.

The award agreements with respect to currently outstanding PSUs held by the NEOs under the Equity Incentive Plans provide that:

(1)

in the event of a NEO’s death or “disability” (as defined under the PSU award agreement), at any time during the “performance period” (as defined under the PSU award agreement), the PSUs shall immediately vest and the “performance condition” shall be deemed to have been satisfied at the target level;

(2)	in the event of a NEO’s retirement (as defined under the PSU award agreement), the PSUs shall immediately vest and the “performance condition” shall be measured at the end of the “performance period”;

(3)	in the event of a “change of control” (as defined under the PSU award agreement),

a.

(i) within the first year of the “performance period,” the “performance condition” shall be deemed to have been satisfied at the target level, or (ii) on or after the first anniversary of the commencement of the “performance period” but prior to the end of the “performance period,” the “performance condition” shall be measured from the commencement of the performance period to the date of the “change of control,” and

b.

the “service condition” shall remain in effect; provided, however, if the “change of control” is accompanied or followed by a “double trigger event” (as defined under the PSU award agreement), the PSUs shall immediately vest.

The following table sets forth the value of the PSUs that would have been payable to the NEOs in the event of a qualifying termination on December 31, 2021 based on the closing price of our Common Stock on such date.

			Change of Control

					Occurrence of Double Trigger Event

Name	Death or Disability ($)	Retirement ($)(1)	Within first year of Performance Period ($)	On or after first anniversary of Performance Period start ($)(1)	Within first year of Performance Period ($)(2)	On or after first anniversary of Performance Period start ($)(1)(2)

Scott G. Stephenson	10,251,888	10,251,888	10,251,888	10,251,888	10,251,888	10,251,888

Lee M. Shavel	2,558,041	2,558,041	2,558,041	2,558,041	2,558,041	2,558,041

Mark V. Anquillare	2,852,128	2,852,128	2,852,128	2,852,128	2,852,128	2,852,128

Nick Daffan	1,871,487	1,871,487	1,871,487	1,871,487	1,871,487	1,871,487

Kathy Card Beckles	—	—	—	—	—	—

(1)	For purposes of measuring the achievement of the “performance condition” for the applicable “performance period,” amounts shown assume the achievement of the performance condition at the target level.
(2)	Amounts shown assume the “double trigger event” occurs on the same date as the “change of control event.”

Verisk 2022 Proxy Statement  |  39

Executive Compensation

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2021, concerning the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	4,965,175	$114.03	14,915,295

Equity compensation plans not approved by security holders(2)	66,968	$0.64	—	(3)

(1)

Reflects the 2021 Equity Incentive Plan and the 2013 Equity Incentive Plan. See “Verisk Analytics, Inc. 2021 Equity Incentive Plan” included in Appendix A to the Company’s Proxy Statement on Schedule 14A, dated April 2, 2021 and “Verisk Analytics, Inc. 2013 Equity Incentive Plan” included in Appendix A to the Company’s Proxy Statement on Schedule 14A, dated April 1, 2013, respectively and Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the material features of our 2021 Equity Incentive Plan and 2013 Equity Incentive Plan. The 2021 Equity Incentive Plan, as approved by our shareholders on May 19, 2021, replaced the 2013 Equity Incentive Plan and no further awards will be granted under the 2013 Equity Incentive Plan after such approval date.

(2)

Reflects the 2009 Equity Incentive Plan. See “Verisk Analytics, Inc. 2009 Equity Incentive Plan” included in our Registration Statement on the Form S-1/A filed on September 21, 2009 and Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the material features of our 2009 Equity Incentive Plan.

(3)	On May 15, 2013, the 2009 Equity Incentive Plan was terminated and no new equity awards can be granted under this plan.

CEO Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2021:

•	the median of the annual total compensation of all our employees (except our CEO) was $72,679;

•	the annual total compensation of our Chief Executive Officer was $12,796,321; and

•	the ratio of these two amounts was 176 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

To identify the median of the annual total compensation of all of our employees (other than our CEO), we first identified our total employee population from which we determined our “median” employee. As we reported in Item 1, Business, in our Annual Report on Form 10-K for the year ended December 31, 2021, our employee population consisted of 9,367 individuals worldwide, of which approximately 64% were located in the United States and 36% were located in jurisdictions outside the United States. Our employee population consisted of our global workforce of full-time, part-time, seasonal and temporary employees.

As permitted by the Pay Ratio Rule, we adjusted our total employee population (as described above) for purposes of identifying our “median employee” by excluding approximately 441 of our employees located in certain jurisdictions outside of the United States given the relatively small number of employees in those jurisdictions and the estimated costs of obtaining their compensation information, as follows: approximately 3 employees from Argentina; approximately 3 employees from Austria; approximately 2 employees from Bahrain; approximately 1 employee from Belgium; approximately 1 employee from Bermuda; approximately 16 employees from Brazil; approximately 36 employees from Bulgaria; approximately 69 employees from China; approximately 2 employees from Czech Republic; approximately 19 employees from Denmark; approximately 5 employees from France; approximately 1 employee from Indonesia; approximately 30 employees from Ireland; approximately 13 employees from Israel; approximately 1 employee from Italy; approximately 22 employees from Japan; approximately 1 employee from Kazakhstan;

40  |  Verisk 2022 Proxy Statement

Executive Compensation

approximately 7 employees from Malaysia; approximately 21 employees from Mexico; approximately 28 employees from Netherlands; approximately 16 employees from New Zealand; approximately 1 employee from Nigeria; approximately 2 employees from Peru; approximately 73 employees from Poland;

approximately 39 employees from Russia; approximately 3 employees from South Africa; approximately 4 employees from South Korea; approximately 1 employee from Thailand; and approximately 21 employees from United Arab Emirates.

After taking into account the above-described adjustments to our employee population as permitted by the Pay Ratio Rule, our total adjusted employee population for purposes of determining our “median employee” consisted of approximately 8,926 individuals.

To identify our “median employee” from our total adjusted employee population, we compared the amount of base wages of our employees as reflected in our payroll records. We identified our “median employee” using this compensation measure, which was consistently applied to all our employees included in the calculation.

Using the methodologies described above, we determined that our “median employee” was a full-time, salaried employee located in the United States.

Once we identified our “median employee,” we then calculated such employee’s annual total compensation for 2021 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2021 (as set forth in the 2021 Summary Compensation Table on page 33 of this Proxy Statement). Our CEO’s annual total compensation for 2021 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2021 Summary Compensation Table.

Verisk 2022 Proxy Statement  |  41

Certain Relationships and Related Transactions

Statement of Policy Regarding Transactions with Related Persons

There were no related person transactions in 2021.

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons and has designated the Governance, Corporate Sustainability and Nominating Committee to oversee it. Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the corporate secretary any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest). The corporate secretary will then promptly communicate that information to the Governance, Corporate Sustainability and Nominating

Committee, which must approve or ratify any related person transactions. Any directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest. In reviewing a transaction, the Governance, Corporate Sustainability and Nominating Committee will consider all relevant facts and circumstances, including without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person. No related person transaction will be approved or ratified unless, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders.

42  |  Verisk 2022 Proxy Statement

Item 3 — Approval of the Compensation

of the Company’s Named Executive Officers

on an Advisory, Non-binding Basis

At the 2017 Annual Meeting of Shareholders, we conducted an advisory, non-binding vote regarding the frequency with which we would seek approval of the compensation of our named executive officers. At such meeting, shareholders expressed their preference for an annual vote on executive compensation on an advisory, non-binding basis and, consistent with this preference, the Board of Directors determined that we would conduct such a vote on an annual basis. Accordingly, and pursuant to Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to approve the compensation of our named executive officers for 2021 as disclosed in this Proxy Statement on an advisory, non-binding basis (“say-on-pay”) through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the Board of Directors and will not overrule any decision by the Board of Directors or require the Board of Directors to take any action. However, the Board of Directors and the Compensation Committee will take into account the outcome of the say-on-pay vote when considering future executive compensation decisions for named executive officers.

The Compensation Committee believes that the Company’s compensation programs and policies and the compensation decisions for 2021 described in this Proxy Statement, including the Compensation Discussion and Analysis, appropriately reward our named executive officers for their and the Company’s performance and will assist the Company in retaining our senior leadership team. You are strongly encouraged to read the full details of our executive compensation programs and policies under the section titled “Executive Compensation” above.

Our Board unanimously recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. Proxies solicited by the Board will be voted “FOR” this resolution unless otherwise instructed. Broker non-votes will not be counted in determining the results of the vote.

Verisk 2022 Proxy Statement  |  43

Item 4 — Ratification of the Appointment of Verisk’s Independent Auditor

The Audit Committee appointed Deloitte & Touche LLP (Deloitte & Touche) as independent auditors for 2022 and presents this selection to the shareholders for ratification. Deloitte & Touche will audit our consolidated financial statements for 2022 and perform other permissible, preapproved services.

A Deloitte & Touche representative will attend the 2022 Annual Meeting to respond to your questions and will have the opportunity to make a statement. The Audit Committee will consider the result of the vote, but may decide to continue to retain Deloitte & Touche or appoint a different auditor regardless of the vote outcome if the Audit Committee believes it is in the best interest of the Company.

Our Board unanimously recommends a vote “FOR” the ratification of Deloitte & Touche’s appointment as our independent auditor. Proxies solicited by the Board will be voted “FOR” this ratification unless otherwise instructed.

Independent Auditor’s Fees. The following table summarizes the aggregate fees (including related expenses, in thousands) billed in 2021 and 2020 for professional services provided by Deloitte & Touche.

	2021	2020
Audit fees(1)	$2,295	$2,311
Audit-related fees(2)	650	839
Tax fees(3)	734	649

Total	$3,679	$3,799

(1)

Audit fees consisted of fees billed for audits of our consolidated financial statements included in our Annual Reports on Form 10-K and in our Registration Statements on Form S-3 and Form S-8, and reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q.

(2)	Audit-related fees consisted of fees incurred in conjunction with regulatory audits, due diligence, accounting consultations and audits related to acquisitions and dispositions.
(3)	Includes tax compliance and other tax services not related to the audit.

Preapproval Policy of the Audit Committee of Services Performed by Independent Auditor

The Audit Committee has implemented preapproval policies and procedures related to the provision of audit and nonaudit services by the independent auditor to ensure that the services do not impair the auditor’s independence. Under these procedures, the Audit Committee preapproves both the type of services to be provided by the independent auditor and the estimated fees related to those services. During the preapproval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. Even if a service has received general preapproval, if it involves a fee in excess of $350,000 or relates to tax planning and advice, it requires a separate preapproval, which may be delegated to the Chairman of the Audit Committee so long as the entire Audit Committee is informed at its next meeting. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC and PCAOB rules and regulations. In accordance with this preapproval policy, all audit and nonaudit services were preapproved by the Audit Committee in 2021.

44  |  Verisk 2022 Proxy Statement

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. The charter is available on our website at the “Corporate Governance — Governance Documents” link under the “Investors” link at www.verisk.com. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), the performance of the Company’s internal auditor and independent auditor and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. In making such determinations, the Audit Committee considers, among other things, the recommendations of management of the Company. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the Nasdaq listing rules and the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditor, Deloitte & Touche, is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee the financial reporting process and the Company’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee held eight meetings during 2021, and has met in 2022 to discuss the Company’s financial statements for the year ended December 31, 2021. With respect to the year ended December 31, 2021, the Audit Committee, among other things:

•	reviewed and discussed the Company’s quarterly earnings releases;

•	reviewed and discussed (i) the quarterly unaudited consolidated financial statements and related notes and (ii) the audited consolidated financial statements and related notes for the year ended December 31, 2021 with management and Deloitte & Touche;
•	reviewed and discussed the annual plan and scope of work of the independent auditor;

•	reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;

•	met with Deloitte & Touche, the internal auditor, the General Counsel and Company management in executive sessions;

•	reviewed and discussed certain critical accounting policies; and

•	reviewed business and financial market conditions, including an assessment of risks posed to the Company’s operations and financial condition.

These reviews included discussions with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

The Audit Committee discussed with Deloitte & Touche matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence, and represented that it is independent from the Company. The Audit Committee discussed with Deloitte & Touche their independence from the Company and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, and reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, compromise independence.

During 2021, the Audit Committee received regular updates on the amount of fees and scope of audit and audit-related services provided. In addition, the Audit Committee reviewed and approved audit and non-audit services provided by Deloitte & Touche pursuant to the preapproval policies and procedures related to the provision of audit and non-audit services by the independent auditor as described above under “Preapproval Policy of the Audit Committee of Services Performed by Independent Auditor.”

Verisk 2022 Proxy Statement  |  45

Audit Committee Report

Based on the Audit Committee’s review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K. The Audit Committee also appointed Deloitte & Touche as the Company’s independent auditor for 2022 and is presenting the appointment to the shareholders for ratification.

Respectfully submitted,

Bruce Hansen (Chair)

Vincent K. Brooks

Laura K. Ipsen

Samuel G. Liss

David B. Wright

46  |  Verisk 2022 Proxy Statement

Shareholder Proposals

Shareholder Proposals for the 2023 Annual Meeting.     Shareholders intending to present a proposal at the 2023 Annual Meeting and have it included in our proxy statement for that meeting under Rule 14a-8 must submit the proposal in writing to Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686. We must receive the proposal no later than December [ ], 2022.

Shareholder Nominations or Other Proposals for the 2023 Annual Meeting.    Pursuant to our proxy access bylaw provision, one, or a group of up to 20 shareholders who, in the aggregate, own continuously for at least three years, shares of our company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in our proxy materials director nominees constituting the greater of two or up to 20% of our Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary at the address above no earlier than November [    ], 2022 and no later than December [    ], 2022, assuming we do not change the date of our 2023

Annual Meeting by more than 30 days before or after the anniversary date of our 2022 Annual Meeting.

Shareholders of record wishing to present a proposal or nomination at the 2023 Annual Meeting, but not requiring the proposal be included in our proxy statement, must comply with the requirements set forth in our bylaws. For the 2023 Annual Meeting, shareholders of record must submit the nomination or proposal, in writing, no earlier than February 24, 2023, and no later than March 26, 2023. As required by our bylaws, the written notice must demonstrate that it is being submitted by a shareholder of record of Verisk. For nominations, it must include information about the director candidate such as name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. Shareholders must send nominations to the Governance, Corporate Sustainability and Nominating Committee, c/o Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686.

Verisk 2022 Proxy Statement  |  47

Additional Voting Information

Submitting Voting Instructions for Shares Held Through a Broker.    If you hold shares through a broker, follow the voting instructions you receive from your broker. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in some cases. New York Stock Exchange (NYSE) member brokers may vote your shares as described below:

•	Discretionary Items. The ratification of the appointment of Verisk’s independent auditor is a “discretionary” item. NYSE member brokers that do not receive instructions from beneficial owners may vote on this proposal in their discretion, subject to any voting policies adopted by the broker holding your shares.

•	Nondiscretionary Items. The election of directors, the approval of the Declassification Amendment, and the approval of the compensation of the Company’s named executive officers on an advisory, non-binding basis are considered “non-discretionary” items. NYSE members that do not receive instructions from beneficial owners may not vote on these proposals on their behalf.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter, your broker will not be able to vote on that matter (referred to as broker non-votes). Your shares will not be counted in determining the outcome of the vote on that matter. Therefore, if you hold your shares through a broker, it is critically important that you submit your voting instructions if you want your shares to count in the election of directors, the approval of the Declassification Amendment, and the approval of the compensation of named executive officers on an advisory, non-binding basis.

Submitting Voting Instructions for Shares Held in Your Name.    If you hold shares as a record holder, you may vote by submitting a proxy for your shares by mail, telephone or Internet as described on the proxy card. The deadline for submitting your proxy via the Internet or by telephone is 11:59 p.m., EDT, on May 24, 2022. Submitting your proxy will not limit your right to vote during at the 2022 Annual Meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations.

Submitting Voting Instructions for Shares held in the ESOP.    Participants who hold shares indirectly through the ISO 401(k) Savings and Employee Stock Ownership Plan may instruct the Plan Trustee, GreatBanc Trust Company, how to vote all shares of Verisk Common Stock allocated to their accounts. The Plan Trustee will vote the ESOP shares for which it has not received instruction in its discretion, in the best interests of ESOP participants. All votes will be kept confidential and individual votes will not be disclosed to management unless required by law.

Revoking Your Proxy.    You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the 2022 Annual Meeting to the Corporate Secretary, Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310; (2) submitting a later proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting during the virtual 2022 Annual Meeting. Attending the virtual 2022 Annual Meeting does not revoke your proxy unless you vote online during the meeting.

48  |  Verisk 2022 Proxy Statement

Other Matters

Other Business.    We do not know of any other matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Cost of Soliciting Your Proxy.    We will pay the expenses for the preparation and mailing of the proxy materials and the solicitation by the Board of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit your proxy, in person or by telephone, mail, facsimile or other means of communication.

Shareholders Sharing an Address.    Consistent with notices sent to record shareholders sharing a single address, we are sending only one Notice, Annual Report and Proxy Statement to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding or may request a separate copy of the Notice, Annual Report or Proxy Statement as follows:

•	Record shareholders wishing to discontinue or begin householding, should contact our Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

•	Any householded shareholder may request prompt delivery of a copy of the Annual Report or Proxy Statement by contacting us at (201) 469-4327 or may write to us at Investor Relations, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686. Instructions for requesting such materials are also included in the Notice.

Consent to Electronic Delivery of Annual Meeting Materials.    Shareholders and ESOP participants can access this Proxy Statement and our Annual Report on Form 10-K via the Internet at www.proxyvote.com by following the instructions outlined on the secure web site. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice of Internet Availability of Proxy Materials, the proxy statement and the annual report, electronically in lieu of receiving them by mail. To receive materials electronically you will need access to a computer and an e-mail account. To sign up for electronic delivery, when voting using the Internet at www.proxyvote.com, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Registered shareholders that wish to revoke their request for electronic delivery at any time without charge should contact our Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686 or contact us at (201) 469-2992.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee. You may update your electronic address by contacting your nominee.

Disclaimer.    Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Verisk 2022 Proxy Statement  |  49

Appendix A — Amendment to Certificate of Incorporation to Provide for the Annual Election of Directors1

[proposed deletions are indicated by strikeouts and proposed additions are indicated by underlining]

~~AMENDED AND~~ RESTATED CERTIFICATE OF INCORPORATION

OF

VERISK ANALYTICS, INC.

~~Pursuant to the provisions of § 242 and § 245 of the~~

~~General Corporation Law of the State of Delaware~~

~~1. The present name of the corporation is Verisk Analytics, Inc. (the “Corporation”). The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 23, 2008.~~

~~2. The Amended Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety as set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.~~

~~3. The Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of § 228, 242, and 245 of the General Corporation Law of the State of Delaware.~~

~~4. This Certificate shall become effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.~~

~~5. The Amended and Restated Certificate Incorporation of the Corporation shall, at the effective time, read as follows:~~

(originally incorporated on May 23, 2008)

FIRST: Name. The name of the corporation is Verisk Analytics, Inc. (the “Corporation”).

SECOND: Registered Office and Registered Agent. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: Capital Stock. (a) The total number of shares of stock which the Corporation shall have authority to issue is 2,080,000,000, consisting of 2,000,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 80,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

(b~~) Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Filing Time”), each share of Class A Common Stock, par value $0.001 of the Corporation issued and outstanding immediately prior thereto, shall be automatically reclassified as one validly issued, fully paid and non—assessable share of Common Stock without any further action on the part of the Corporation or by the holder thereof. Each certificate formerly representing a share or shares of Class A Common Stock shall automatically represent from and after the Filing Time, without any further action on the part of the Corporation or any holder thereof, a number of shares of Common Stock equal to the number of shares of Class A Common Stock represented by such certificate immediately prior to the Filing Time.~~

~~(c) Each holder of the Class A Common Stock may exchange with the Corporation each certificate evidencing such Class A Common Stock held by such holder for a certificate evidencing the Common Stock to be issued pursuant to Section (b) of this ARTICLE FOURTH. The reclassification of the Class A Common Stock will be deemed to occur at the Filing Time, regardless of when any certificates previously representing such shares of Class A Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing such new Common Stock.~~

[1]

Shareholders are being asked to approve and adopt only the amendments to Article Ninth of this Restated Certificate of Incorporation. If the amendments to Article Ninth are so approved and adopted and become effective, the Company will later file with the Delaware Secretary of State this Restated Certificate of Incorporation that effects the other changes highlighted in this Appendix A.

50  |  Verisk 2022 Proxy Statement

Appendix A

~~(d~~) The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the Delaware Law.

FIFTH: Reserved.

SIXTH: Limitations on Beneficial Ownership.

(a) No Insurer Group shall Beneficially Own more than ten percent (10%) of the aggregate outstanding shares of Common Stock.

(b) If any Transfer is purportedly effected which, if effective, would result in any Insurer Group Beneficially Owning shares of Common Stock in violation of Section (a) of this ARTICLE SIXTH, then the intended Transferee shall acquire no rights in respect of the shares in excess of the amount permitted by Section (a) of this ARTICLE SIXTH, including, without limitation, voting rights or rights to dividends or other distributions with respect to such shares and, subject to Section (e) of this ARTICLE SIXTH, the Transfer of that number of shares of Common Stock that otherwise would cause any Insurer Group to violate Section (a) of this ARTICLE SIXTH shall be null and void ab initio.

(c) If the Board of Directors shall at any time determine in good faith that a Transfer or other event has purportedly taken place that, if effected would result in a violation of Section (a) of this ARTICLE SIXTH or that an Insurer Group intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Common Stock in violation of Section (a) of this ARTICLE SIXTH (whether or not such violation is intended), such shares of Common Stock shall be redeemable for cash or property or exchangeable for other shares of capital stock of the Corporation, in each case, at the option of, and for the amount determined by, the Board of Directors in good faith and in its sole discretion, and the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section (a) of this ARTICLE SIXTH shall be null and void ab initio irrespective of any action (or non-action) by the Board of Directors.

(d) An Insurer Group who acquires or attempts or intends to acquire Beneficial Ownership of shares of Common Stock that will or may violate Section (a) of this ARTICLE SIXTH shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation.

(e) Nothing in this ARTICLE SIXTH shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, The Nasdaq Stock Market or any other securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this ARTICLE SIXTH and any Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this ARTICLE SIXTH.

(f) The Corporation is authorized specifically to seek equitable relief, including injunctive and necessary relief, to enforce the provisions of this ARTICLE SIXTH.

(g) No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing as authorized by the Board of Directors.

(h) In the case of an ambiguity in the application of any of the provisions of this ARTICLE SIXTH, the Board of Directors shall have the power to determine, in good faith and in its sole discretion, the application of the provisions of this ARTICLE SIXTH, to any situation based on the facts known to it. In the event Section (c) of this ARTICLE SIXTH requires an action by the Board of Directors and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this ARTICLE SIXTH.

Verisk 2022 Proxy Statement  |  51

Appendix A

SEVENTH: Rights and Preferences. (a) Subject to Section (b) of ARTICLE SIXTH, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock.

(b) Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over, or the right to participate with, the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine. All holders of outstanding shares of Common Stock shall be entitled to participate ratably in any dividend or distribution paid on the Common Stock (regardless of class or series) and no dividend or distribution may be declared or paid on any class or series of Common Stock unless an equivalent dividend is contemporaneously declared and paid on each other class and series of Common Stock.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock, if any, shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. For the purposes of this Section (c) of this ARTICLE SEVENTH, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, voluntary or involuntary, unless such voluntary sale, conveyance, exchange, transfer, merger or consolidation shall be in connection with a dissolution or winding-up of the business of the Corporation.

(d) In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for, converted into, or otherwise changed into other stock or securities, or the right to receive cash or any other property, such shares of Common Stock shall be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed.

EIGHTH: Bylaws. The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

NINTH: Board of Directors. (a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than seven nor more than fifteen directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

(b) The directors shall be and are divided into ~~three Classes, designated Class I, Class II and Class III. Each Class shall consist, as nearly as may be possible, of one-third of the total number~~classes, with the terms of the classes elected at the annual meetings of stockholders held in 2019, 2020 and 2021, respectively, expiring at the third annual meeting of stockholders held after the election of such class of directors ~~constituting the entire Board of Directors. Each director~~; provided that such division shall terminate at the 2024 annual meeting of stockholders. Notwithstanding the preceding sentence, each director elected by stockholders at or after the 2022 annual meeting of stockholders shall serve for a term ~~ending on~~expiring at the ~~date of the third~~first annual meeting of stockholders ~~next following the annual meeting at which~~held after such director ~~was elected~~’s election. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. ~~In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class.~~ In no event will a decrease in the number of directors shorten the term of any incumbent director.

(c) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

(d) Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the ~~Class~~class to which such director shall have been elected, or, following the 2022 annual meeting of stockholders, directors so elected shall hold office for a term expiring at the first annual meeting of stockholders held after such director’s election.

52  |  Verisk 2022 Proxy Statement

Appendix A

(e) No director may be removed from office by the stockholders except ~~for cause~~ with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote ~~generally in the election of directors~~thereon, voting together as a single class. Directors may be removed by stockholders with or without cause.

(f) Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH applicable thereto, and such directors so elected shall not be subject to the provisions of this ARTICLE NINTH unless otherwise provided therein.

(g) In no event may a majority of (i) the Board of Directors, (ii) a committee of the Board of Directors or (iii) any Class of the Board of Directors, be employed by the Corporation or by an Insurer Group.

(h) Subject to Section (d) of this ARTICLE NINTH, in no event may a majority of directors constituting a quorum of the Board of Directors or a quorum of a committee of the Board of Directors be employed by the Corporation or by an Insurer Group.

TENTH: Action By Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and may not be taken by written consent of stockholders without a meeting.

ELEVENTH: Special Meetings. Special meetings of the stockholders may be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Secretary of the Corporation and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH hereto, special meetings of holders of such Preferred Stock for purposes of election of such directors.

TWELFTH: Indemnification. (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE TWELFTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE TWELFTH shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(4) The rights and authority conferred in this ARTICLE TWELFTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this ARTICLE TWELFTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE TWELFTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

Verisk 2022 Proxy Statement  |  53

Appendix A

THIRTEENTH: Amendments. The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power; provided, however, that no provision of ARTICLE SIXTH may be amended, altered, repealed, or otherwise modified, and no provision of this Certificate of Incorporation inconsistent with any such provisions may be adopted, whether by means of formal amendment thereto or by means of any merger, consolidation, amalgamation, other business combination or otherwise, without the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of Common Stock.

FOURTEENTH: Definitions. Capitalized terms used and not otherwise defined in this Certificate of Incorporation shall have their respective meanings as defined below:

“Beneficially Own” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities and Exchange Act of 1934 (or any successor rules), except that in calculating the beneficial ownership of any particular Insurer Group such Insurer Group will be deemed to have beneficial ownership of all securities that such Insurer Group has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition; provided that Common Stock held by any person for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of such Insurer Group’s business shall not be deemed to be Beneficially Owned by such person. The terms “Beneficially Owns,” “Beneficial Ownership” and “Beneficially Owned” have a corresponding meaning.

“Insurer Group” means any insurance company whose primary activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies or any other entity controlling, controlled by or under common ownership, management or control with such insurer or reinsurer.

“Transfer” means any issuance, sale, transfer, gift, assignment, distribution, devise or other disposition, directly or indirectly, by operation of law or otherwise, as well as any other event that causes any person to acquire Beneficial Ownership of Common Stock or the right to vote Common Stock, or any agreement to take any such actions or cause any such events, including (a) any offer, pledge, sale, contract to sell, the sale of any option or contract to purchase, the purchase of any option or contract to sell, the grant of any option, right or warrant to purchase, loan, or any other transfer or disposition of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, (b) entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction is described in clause (a) or (b) above or is to be settled by delivery of Common Stock or such other securities, in cash or otherwise and (c) transfers of interests in other entities that result in changes in Beneficial Ownership of Common Stock, in each case, whether voluntary or involuntary, whether owned of record, or Beneficially Owned and whether by merger, operation of law or otherwise. The terms “Transferring,” “Transferred,” “Transferee” and “Transferor” shall have the correlative meanings.

IN WITNESS WHEREOF, this ~~amended and restated certificate of incorporation~~Restated Certificate of Incorporation, which only restates and integrates and does not further ~~amends~~amend the provisions of the ~~amended and restated certificate of incorporation of this corporation~~Certificate of Incorporation, as heretofore amended or supplemented, there being no discrepancy between such Certificate of Incorporation, as so amended and supplemented, and the provisions hereof, and having been duly adopted in accordance with ~~Sections 242 and~~Section 245 of the General Corporation Law of the State of Delaware, has been executed by its ~~corporate secretary~~duly authorized officer as of the          day of ~~May~~                              , ~~2015~~2022.

VERISK ANALYTICS, INC.

By:
[Name]
[Title]

54  |  Verisk 2022 Proxy Statement

Appendix B — Reconciliation of GAAP and Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company uses certain non-GAAP measures such as adjusted organic constant currency revenue growth and adjusted organic constant currency EBITDA growth as performance metrics in determining executive compensation.

Below is a reconciliation of the GAAP and non-GAAP financial measures discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

(in millions)

	2021	2020
Revenues	$2,999	$2,785
Revenues from acquisitions and dispositions	(62)	(8)

Organic revenues	$2,937	$2,777

Net income	$666	$713
Depreciation and amortization of fixed assets	207	192
Amortization of intangible assets	177	166
Interest expense	127	138
Provision for income taxes	209	185

EBITDA	1,386	1,394

Impairment loss	134	—
Litigation reserve	(50)	—
Acquisition-related costs (earn-outs)	—	2
Gain from dispositions	—	(19)

Adjusted EBITDA	1,470	1,377

Adjusted EBITDA from acquisitions and dispositions	(16)	4

Organic adjusted EBITDA	$1,454	$1,381

			Growth
	Twelve Months Ended		Twelve Months Ended
	December 31,		December 31, 2021
	2021	2020	Reported	Organic Constant Currency
Revenues	$2,999	$2,785	7.7%	5.0%
Adjusted EBITDA	$1,470	$1,377	6.8%	4.7%

Verisk 2022 Proxy Statement  |  55

Verisk Verisk Analytics, Inc. 545 Washington Boulevard, Jersey City, NJ 07310-1686 201-469-3000 www.verisk.com

![Verisk]

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 24, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 22, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VRSK2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 24, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 22, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Jeffrey Dailey	☐	☐	☐
1b. Constantine P. Iordanou	☐	☐	☐
1c. Wendy Lane	☐	☐	☐
1d. Lee M. Shavel	☐	☐	☐
1e. Kimberly S. Stevenson	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. To approve the Board Declassification Amendment.	☐	☐	☐
3. To approve executive compensation on an advisory, non-binding basis.	☐	☐	☐
4. To ratify the appointment of Deloitte & Touche LLP as our independent auditor for the 2022 fiscal year.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THE PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000556430_1 R1.0.0.24

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Call toll-free 1-800-690-6903 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

<u>or</u>

2. Vote by Internet at our Internet Address: www.proxyvote.com

<u>or</u>

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

VERISK ANALYTICS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 25, 2022

The undersigned hereby appoints Kathy Card Beckles and Thomas C. Wong, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Verisk Analytics, Inc. held of record by the undersigned as of March 28, 2022, at the Annual Meeting of Shareholders to be held at 8:00 a.m., Eastern Time, virtually at www.virtualshareholdermeeting.com/VRSK2022 on May 25, 2022 or any adjournment thereof.

This instruction and proxy card is also solicited by the Board of Directors of Verisk Analytics, Inc. (the "Company") for use at the Annual Meeting of Shareholders on May 25, 2022 at 8:00 a.m., Eastern Time from persons who participate in the ISO 401(k) Savings and Employee Stock Ownership Plan (the "ESOP").

By signing this instruction and proxy card, the undersigned ESOP Participant hereby instructs GreatBanc Trust Company, Trustee for the ESOP, to exercise the voting rights relating to any shares of Common Stock of Verisk Analytics, Inc. allocable to his or her account(s) as of March 28, 2022. For the ESOP, the Trustee will vote shares that are not allocated to ESOP participant's accounts, or for which no instruction has been received, in its discretion, in the best interest of ESOP participants.

For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 24, 2022. For shares voted by phone or Internet, the deadline is 11:59 p.m. Eastern Time on May 24, 2022.

Continued and to be signed on reverse side

0000556430_2 R1.0.0.24